ASSET PURCHASE AGREEMENT

BY AND BETWEEN

SOUTHEAST TELEPHONE, INC.

AND

SE ACQUISITIONS, LLC

Dated as of June 30, 2010

i

SECTION 8.11. Public Announcements	53

SECTION 8.12. Entire Agreement	53

SECTION 8.13. Parties in Interest	53

SECTION 8.14. Time Periods	53

SECTION 8.15. Headings	53

SECTION 8.16. Counterparts; Facsimiles	53

EXHIBITS

Exhibit	Description

Exhibit A	Recipient Agreement
Exhibit B	Bill of Sale
Exhibit C	Assignment and Assumption Agreement
Exhibit D	Intellectual Property Assignment and Assumption Agreement
Exhibit E	Assignment and Assumption of Real Property Leases

SCHEDULES

Schedule	Description

Schedule 2.1(c)	Transferred Real Property
Schedule 2.1(d)	Personal Property
Schedule 2.1(e)	Inventory
Schedule 2.1(f)	Intellectual Property
Schedule 2.1(g)	Purchased Contracts
Schedule 2.1(h)	Permits
Schedule 2.1(j)	Attorney Client Privileged Documents
Schedule 2.2(a)	Excluded Assets (Real Property)
Schedule 2.2(b)	Excluded Assets (Personal Property)
Schedule 2.2(c)	Excluded Assets (Contracts)
Schedule 2.2(i)	Excluded Insurance Policies
Schedule 2.2(k)	Other Excluded Assets
Schedule 2.3(a)(xi)	Other Assumed Liabilities
Schedule 2.3(b)(i)	Excluded Liabilities
Schedule 2.3(b)(ix)	Excluded Workers’ Compensation Claims
Schedule 3.2(c)	Distribution of LNS Shares
Schedule 4.1(f)	Contracts; Notices of Violations, Defaults
Schedule 4.1(n)	Employee Benefit Plans and Policies
Schedule 5.2(a)(xi)	New Contracts for Capital Expenditures
Schedule 5.5(a)	Assumed Executory Contracts

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of June 30, 2010, is made by and among Southeast Telephone, Inc., a Kentucky corporation (“Seller”), Lightyear Network Solutions, Inc., f/k/a Libra Alliance Corporation, a Nevada corporation (“Parent”), and Parent’s wholly-owned subsidiary, SE Acquisitions, LLC, a Kentucky limited liability company (“Purchaser”).

Recitals

A.           On September 28, 2009 (the “Petition Date”), Seller filed a voluntary petition for relief (the “Bankruptcy Case”) under Chapter 11 of Title 11, U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Eastern District of Kentucky, Pikeville Division (the “Bankruptcy Court”).

B.           The Seller, a debtor in possession operating its business and managing its properties pursuant to Section 1108 of the Bankruptcy Code, is engaged in the business of marketing, selling and providing telecommunications products and services, including local phone service to customers (the “Business”).

C.           Pursuant to Sections 363 and 365 of the Bankruptcy Code, Seller desires to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser desires to purchase, accept and acquire from Seller all of the Purchased Assets (as hereinafter defined) and assume and thereafter pay or perform as and when due, or otherwise discharge, all of the Assumed Liabilities (as hereinafter defined), in accordance with the terms and subject to the conditions set forth in this Agreement, the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure.

D.           The Purchased Assets are assets of the Seller, which are to be purchased and assumed by the Purchaser, free and clear of all liens, claims and encumbrances, except as otherwise provided herein, pursuant to a final, non-appealable order of the Bankruptcy Court approving such sale, which order will include the authorization for the assumption by the Seller and assignment to the Purchaser of certain unexpired executory contracts and unexpired executory leases and liabilities thereunder under Section 365 of the Bankruptcy Code, all in the manner and subject to the terms and conditions set forth in this Agreement, the Sale Order and in accordance with other applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the applicable approval orders entered by the Bankruptcy Court.

Agreement

Now, Therefore, in consideration of the foregoing and their respective representations, warranties, covenants and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

1.           Definitions

Defined Terms.  As used in this Agreement, the following terms have the meanings set forth below or in the Sections referred to below:

“Administrative Claim Payment” has the meaning set forth in Section 3.2(a).

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 3.5.

“Alternative Transaction” means the sale, transfer, lease or other disposition, directly or indirectly, including through an asset sale, stock sale, merger or other similar transaction, of all or substantially all of the Purchased Assets in a transaction or a series of transactions with one or more Persons other than Purchaser.

“Arms-Length Basis” means a transaction between two Persons that is carried out on terms no less favorable than the terms on which the transaction would be carried out by unrelated or unaffiliated Persons, acting as a willing buyer and a willing seller, and each acting in his own self-interest.

“Ancillary Agreements” means the Registration Rights Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment and Assumption Agreement, the Assignment and Assumption of Real Property Leases, the Quitclaim Deeds, and any and all other documents to be executed by Seller relating to or required by this Agreement.

“Assumed Liabilities” has the meaning set forth in Section  2.3.

“Assumable Executory Contract” has the meaning set forth in Section 5.5(a).

“Assumable Executory Contract Schedule” has the meaning set forth in Section 5.5(a).

“AT&T” shall mean AT&T Corp. on behalf of itself and its affiliates, including, but not limited to, BellSouth Telecommunications, Inc. d/b/a AT&T Kentucky.

“Bankruptcy Avoidance Actions” has the meaning set forth in Section 2.2(g).

“Bankruptcy Case” has the meaning set forth in Recital A.

“Bankruptcy Code” has the meaning set forth in Recital A.

“Bankruptcy Court” has the meaning set forth in Recital A.

“Benefit Plan” has the meaning set forth in Section 4.1(n)(i).

“Bill of Sale” has the meaning set forth in Section 6.2(f)(ii).

“Business” has the meaning set forth in Recital B.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York, New York.

“Cause” means (i) an intentional act of fraud, embezzlement, theft, or any other material violation of law that occurs during or in the course of employment with Purchaser; (ii) intentional damage to Purchaser’s assets; (iii) intentional disclosure of Purchaser’s confidential information; (iv) breach of an employment agreement, if any; (v) intentional engagement in any competitive activity which would constitute a breach of the duty of loyalty; (vi) intentional breach of Purchaser’s employment policies; (vii) willful and continued failure to substantially perform the duties associated with employment; or (viii) willful misconduct that is demonstrably and materially harmful to Purchaser.  “Cause” does not include an unwillingness to relocate pursuant to Purchaser’s request.

“CIC” has the meaning set forth in Section 2.1(k).

“Claims” means all rights, claims (including any cross-claim or counterclaim), investigations, causes of action, choses in action, charges, suits, defenses, demands, damages, defaults, assessments, rights of recovery, rights of set-off, rights of recoupment, litigation, third party actions, arbitral proceedings or proceedings by or before any Governmental Authority or any other Person, of any kind or nature, whether known or unknown, accrued, fixed, absolute, contingent or matured, liquidated or unliquidated, due or to become due, and all rights and remedies with respect thereto.

“Confidential Information” has the meaning set forth in Section 5.12(d).

“Confirmation Hearing” has the meaning set forth in Section 5.4(a).

“Confirmation Order” has the meaning set forth in Section 5.3(b).

“Contracts” means all purchase orders, sales agreements, supply agreements, distribution agreements, sales representative agreements, employee or consulting agreements, leases, subleases, licenses, product warranty or service agreements and other binding commitments, agreements, contracts, arrangements, obligations and undertakings of any nature (whether written or oral, and whether express or implied).

“Copyright Licenses” means all Contracts naming a Seller as licensee or licensor and providing for the grant of any right to reproduce, publicly display, publicly perform, distribute, create derivative works of or otherwise exploit any works covered by any Copyright.

“Copyrights” means all domestic and foreign copyrights, whether registered or unregistered, including all copyright rights throughout the universe (whether now or hereafter arising) in any and all media (whether now or hereafter developed), in and to all original works of authorship (including all compilations of information or marketing materials created by or on behalf of Seller), acquired, owned or licensed by Seller, all applications, registrations and recordings thereof (including applications, registrations and recordings in the United States Copyright Office or in any similar office or agency of the United States or any other country or any political subdivision thereof) and all reissues, renewals, restorations, extensions and revisions thereof.

“CTB” shall mean Community Trust Bank, Inc.

“CTB Assumed Debt” has the meaning set forth in Section 2.3(a)(i).

“Cure Amounts” means all cure amounts payable in order to cure any monetary defaults required to be cured under Section 365(b)(1) of the Bankruptcy Code or otherwise to effectuate, pursuant to the Bankruptcy Code, the assumption by the applicable Seller and assignment to Purchaser of the Purchased Contracts.

“Damages” means any and all Losses, other than punitive damages.

“Deferred Executory Contract” has the meaning set forth in Section 5.5(b).

“Disqualified Individual” has the meaning set forth in Section 4.1(n)(vi).

“Employee Benefit Plans and Policies” means all of Seller’s (i) “employee benefit plans” (as defined in Section 3(3) of ERISA) and all pension, savings, profit sharing, retirement, bonus, incentive, health, dental, life, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, other equity, executive or deferred compensation, hospitalization, post-retirement (including retiree medical or retiree life, voluntary employees’ beneficiary associations, and multiemployer plans (as defined in Section 3(37) of ERISA)), severance, retention, change in control, vacation, cafeteria, sick leave, fringe, perquisite, welfare benefits or other employee benefit plans, programs, policies, agreements or arrangements (whether written or oral), (ii) employment or individual consulting Contracts and (iii) employee manuals and written policies, practices or understandings relating to employment, compensation and benefits.

 “Encumbrance” means any lien (statutory or otherwise), charge, deed of trust, pledge, security interest, conditional sale or other title retention agreement, lease, mortgage, option, charge, hypothecation, easement, right of first offer, license, covenant, restriction, ownership interest of another Person or other encumbrance.

“End Date” has the meaning set forth in Section 7.1(b).

“Environment” means any surface water, groundwater, drinking water supply, land surface or subsurface soil or strata, ambient air, natural resource or wildlife habitat.

“Environmental Law” means any Law in existence on the date hereof relating to the management or Release of, or exposure of humans to, any Hazardous Materials; or pollution; or the protection of human health and welfare and the Environment.

“Equipment” means the machinery, vehicles, equipment, furniture, tools, fixtures, furnishings and other tangible personal property wherever located and however titled which are owned or leased by Seller for use in the operation of the Business, identified or described on Schedule 2.1(d), and to the extent transferable, all rights of the Seller to warranties, express or implied and licenses received from manufacturers and Seller of the Equipment.

“Equity Interest” means, with respect to any Person, any shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, options or rights for the purchase or other acquisition from such Person of such shares (or such other ownership or profits interests) and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(c).

“Excluded Insurance Policies” has the meaning set forth in Section 2.2(i).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b)

“Excluded Personal Property” has the meaning set forth in Section 2.2(b).

“Excluded Real Property” has the meaning set forth in Section 2.2(a).

“Excluded Workers’ Compensation Claims” has the meaning set forth in Section 2.3(b)(ix).

“Executory Contract” means an executory Contract or unexpired lease of personal property or nonresidential real property.

“Executory Contract Designation Deadline” has the meaning set forth in Section 5.5(a).

“Expense Reimbursement” has the meaning set forth in Section 7.2(b).

“Family Bank” shall mean Family Bank FSB, 232 Main Street, Paintsville, Kentucky 41240.

“Family Bank Assumed Debt” has the meaning set forth in Section 2.3(a)(ii).

“Final Closing” has the meaning set forth in Section 3.1.

“Final Closing Date” has the meaning set forth in Section 3.1.

“Final Order” means (i) an Order of the Bankruptcy Court or any other court or adjudicative body as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending, or (ii) in the event that an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such Order of the Bankruptcy Court or any other court or adjudicative body shall have been affirmed by the highest court to which such Order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that no Order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be filed with respect to such Order.

“GAAP” means the United States generally accepted accounting principles and practices as in effect from time to time, consistently applied throughout the specified period.

“Governmental Authority” means any United States or non-United States federal, national, provincial, state or local government or other political subdivision thereof, any entity, authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

“Hazardous Materials” means any material or substance that is regulated, or can give rise to Claims, Liabilities or Losses, under any Environmental Law or a Permit issued pursuant to any Environmental Law, including any petroleum, petroleum-based or petroleum-derived product, polychlorinated biphenyls, asbestos or asbestos-containing materials, lead and any noxious, radioactive, flammable, corrosive, toxic, hazardous or caustic substance (whether solid, liquid or gaseous).

“Indebtedness” means, with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money (including all accrued and unpaid interest and all prepayment penalties or premiums in respect thereof); (ii) all obligations of such Person to pay amounts evidenced by bonds, debentures, notes or similar instruments (including all accrued and unpaid interest and all prepayment penalties or premiums in respect thereof); (iii) all obligations of others, of the types set forth in clauses (i)-(ii) above that are secured by any Encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but only to the extent so secured; (iv) all unreimbursed reimbursement obligations of such Person under letters of credit issued for the account of such Person; (v) obligations of such Person under conditional sale, title retention or similar arrangements or other obligations, in each case, to pay the deferred purchase price for property or services, to the extent of the unpaid purchase price (other than trade payables and customary reservations or retentions of title under Contracts with suppliers, in each case, in the Ordinary Course of Business); (vi) all net monetary obligations of such Person in respect of interest rate, equity and currency swap and other derivative transaction obligations; and (vii) all guarantees of or by such Person of any of the matters described in clauses (i)-(vi) above, to the extent of the maximum amount for which such Person may be liable pursuant to such guarantee.

“Initial Closing” has the meaning set forth in Section 3.1.

“Initial Closing Date” has the meaning set forth in Section 3.1.

“Intellectual Property” means all Patents, Trademarks, Copyrights, Trade Secrets, Software, all rights under the Licenses and all concepts, ideas, know-how, show-how, proprietary information, technology, formulae, processes and other general intangibles of like nature, and other intellectual property to the extent entitled to legal protection as such, including products under development and methodologies therefor, in each case acquired, owned or licensed by a Seller.

“Inventory” has the meaning set forth in Section 2.1(e).

“Law” means any and all applicable United States or non-United States federal, national, provincial, state or local laws, rules, regulations, directives, decrees, treaties, statutes, provisions of any constitution and principles (including principles of common law) of any Governmental Authority, as well as any applicable Final Order.

“Leased Equipment” has the meaning set forth in Section 2.1(d).

“Leased Real Property” means all the real property leased or subleased by Seller, except for any such leased or subleased real property subject to any Contracts designated as Excluded Contracts.

“Liabilities” means any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, fixed, absolute, contingent, determined or undeterminable, on or off-balance sheet or otherwise, or due or to become due, including Indebtedness and those arising under any Law, Claim, Order, Contract or otherwise.

“Licenses” means the Patent Licenses, the Trademark Licenses, the Copyright Licenses, the Software Licenses and the Trade Secret Licenses.

“LNS Shares” has the meaning set forth in Section 3.2(c).

“Losses” means any and all Liabilities, losses, damages, fines, amounts paid in settlement, penalties, costs and expenses (including reasonable and documented attorneys’, accountants’, consultants’, engineers’ and experts’ fees and expenses).

“Material Adverse Effect” means a state of facts, event, change or effect on the value of the Purchased Assets that results in a material adverse effect on the value of the Purchased Assets taken as a whole, but excludes any state of facts, event, change or effect caused by events, changes or developments relating to (A) any action of the Seller pursuant to any order of the Bankruptcy Court entered before the date hereof, including, without limitation, the transactions contemplated by this Agreement or the announcement thereof; (B) changes or conditions affecting the telecommunications industry generally; (C) changes in economic, regulatory or political conditions generally; (D) changes resulting from, or from any motion, application, pleading or order filed related to, the Bankruptcy Case before the Final Closing, or (E) any act(s) of war or of terrorism.

“Non-Assignable Assets” has the meaning set forth in Section 2.5(a).

“Notice of Intent to Reject” has the meaning set forth in Section 5.5(b).

“Option Period” has the meaning set forth in Section 5.5(b).

“Order” means any writ, judgment, decree, stipulation, agreement, determination, award, injunction or similar order of any Governmental Authority, whether temporary, preliminary or permanent.

“Ordinary Course of Business” means the usual, regular and ordinary course of business consistent with the past practice thereof (including with respect to quantity and frequency) as and to the extent modified in connection with the Bankruptcy Case and to the extent such modifications were approved by the Bankruptcy Court (or any other court or other Governmental Authority in connection with any such other proceedings), or in furtherance of such approval.

“Organizational Document” means (i) with respect to a corporation, the certificate or articles of incorporation and bylaws or their equivalent; (ii) with respect to any other entity, any charter, bylaws, limited liability company agreement, certificate of formation, articles of organization or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (iii) in the case of clauses (i) and (ii) above, any amendment to any of the foregoing other than as prohibited by Section 5.2(a)(iv).

“Owned Equipment” has the meaning set forth in Section 2.1(d).

“Owned Real Property” means all real property owned by Seller (including all buildings, structures and improvements thereon and appurtenances thereto), except for any such real property included in the Excluded Real Property.

“Participation” has the meaning set forth in Section 3.2.

“Participation Agreement” has the meaning set forth in Section 3.2.

“Participation Term Sheet” has the meaning set forth in Section 8.1(c).

“Parties” means Seller and Purchaser together, and “Party” means Seller, on the one hand, or Purchaser, on the other hand, as appropriate and as the case may be.

“Patent Licenses” means all Contracts naming Seller as licensee or licensor and providing for the grant of any right to manufacture, use, lease, or sell any invention, design, idea, concept, method, technique or process covered by any Patent.

“Patents” means all inventions, patentable designs, letters patent and design letters patent of the United States or any other country and all applications (regular and provisional) for letters patent or design letters patent of the United States or any other country, including applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, and all reissues, divisions, continuations, continuations in part, revisions, reexaminations and extensions or renewals of any of the foregoing.

“PCFC” shall mean Pike County Fiscal Court.

“PCFC Assumed Debt” has the meaning set forth in Section 2.3(a)(iii).

“Permits” has the meaning set forth in Section 2.1(h).

“Permitted Encumbrances” means all (i) purchase money security interests arising in the Ordinary Course of Business; (ii) security interests relating to progress payments created or arising pursuant to government Contracts in the Ordinary Course of Business; (iii) security interests relating to vendor tooling arising in the Ordinary Course of Business; (iv) Encumbrances that have been or may be created by or with the written consent of Purchaser; (v) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s liens and other similar Encumbrances arising by operation of law or statute in the Ordinary Course of Business for amounts that are not delinquent or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (vi) statutory liens for current Taxes not yet due, payable or delinquent (or which may be paid without interest or penalties) or liens for Taxes, the validity or amount of which is being contested in good faith by appropriate proceedings, and in each case for which appropriate reserves have been established (and to the extent that such liens relate to a period ending on or before December 31, 2009, the amount of any such Liability is accrued or reserved for as a Liability in accordance with GAAP in the audited balance sheet of Seller at December 31, 2009); (vii) with respect to the Transferred Real Property that is Owned Real Property, other than Secured Real Property Encumbrances at and following the Closing: (a) matters that a current ALTA/ACSM survey, or a similar cadastral survey in any country other than the United States, would disclose, the existence of which, individually or in the aggregate, would not materially and adversely interfere with the present use of the affected property; (b) rights of the public, any Governmental Authority and adjoining property owners in streets and highways abutting or adjacent to the applicable Owned Real Property; (c) easements, licenses, rights-of-way, covenants, servitudes, restrictions, encroachments, site plans, subdivision plans and other Encumbrances of public record or that would be disclosed by a current title commitment of the applicable Owned Real Property, which, individually or in the aggregate, would not materially and adversely interfere with the present use of the applicable Owned Real Property; and (d) such other Encumbrances, the existence of which, individually or in the aggregate, would not materially and adversely interfere with or affect the present use or occupancy of the applicable Owned Real Property; and (viii) with respect to the Transferred Real Property that is Leased Real Property: (1) matters that a current ALTA/ACSM survey, or a similar cadastral survey in any country other than the United States, would disclose; (2) rights of the public, any Governmental Authority and adjoining property owners in streets and highways abutting or adjacent to the applicable Leased Real Property; (3) easements, licenses, rights-of-way, covenants, servitudes, restrictions, encroachments, site plans, subdivision plans and other Encumbrances of public record or that would be disclosed by a current title commitment of the applicable Leased Real Property or which have otherwise been imposed on such property by landlords.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.

“Personal Property” has the meaning set forth in Section 2.1(d).

“Petition Date” has the meaning set forth in Recital A.

“Plan” has the meaning set forth in Section 5.3(b).

“Post-Closing Tax Period” means any taxable period beginning after the Final Closing Date and the portion of any Straddle Period beginning after the Final Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Final Closing Date and the portion of any Straddle Period ending on the Final Closing Date.

“Proposed Rejectable Executory Contract” has the meaning set forth in Section 5.5(b).

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Purchased Contracts” has the meaning set forth in Section 2.1(g).

“Purchase Price” has the meaning set forth in Section 3.2.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Assumed Debt” shall mean collectively the CTB Assumed Debt, Family Bank Assumed Debt and the PCFC Assumed Debt.

“Purchaser Material Adverse Effect” has the meaning set forth in Section 4.2(c)(i).

“Quitclaim Deeds” has the meaning set forth in Section 6.2(g)(v).

“Receivables” has the meaning set forth in Section 2.1(b).

“Recipients” has the meaning set forth in Section 3.2(a).

“Rejectable Executory Contract” has the meaning set forth in Section 5.5(b).

“Related Person” means, with respect to a specific Person, any officer, director, employee, agent, shareholder, representative, successor or assign of such Person.

“Sale Approval Order” has the meaning set forth in Section 5.3(b).

“SEC” means the United States Securities and Exchange Commission.

“Secured Real Property Encumbrances” means all Encumbrances related to the Indebtedness of Seller, which is secured by one or more parcels of the Owned Real Property.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in Preamble.

“Severance” has the meaning set forth in Section 3.2(b).

“Shared Executory Contract” has the meaning set forth in Section 5.5(c).

“Software” means all software of any type (including programs, applications, middleware, utilities, tools, drivers, firmware, microcode, scripts, batch files, JCL files, instruction sets and macros) and in any form (including source code, object code, executable code and user interface), databases and associated data and related documentation, in each case owned, acquired or licensed by Seller.

“Software Licenses” means all Contracts naming a Seller as licensee or licensor and providing for the grant of any right to use, modify, reproduce, distribute or create derivative works of any Software.

“Straddle Period” means a taxable period that includes but does not end on the Final Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity (in each case, other than a joint venture if such Person is not empowered to control the day-to-day operations of such joint venture) of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the Equity Interests, the holder of which is entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership or other legal entity.

“Tax” or “Taxes” means any federal, state, provincial, local, foreign and other income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth or gross receipts, income, alternative or add-on minimum, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social, excise, severance, stamp, occupation, premium, goods and services, value added, property (including real property and personal property taxes), environmental, windfall profits or other taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, including any transferee, successor or secondary liability for any such tax and any Liability assumed by Contract or arising as a result of being or ceasing to be a member of any affiliated group or similar group under state, provincial, local or foreign Law, or being included or required to be included in any Tax Return relating thereto.

“Tax Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority thereof that imposes such Tax and the agency, court or other Person or body (if any) charged with the interpretation, administration or collection of such Tax for such Governmental Authority.

“Tax Return” means any return, report, declaration, form, election letter, statement or other information filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Termination Event” has the meaning set forth in Section 7.1.

“Trademark Licenses” means all Contracts naming any Seller as licensor or licensee and providing for the grant of any right concerning any Trademark together with any goodwill connected with and symbolized by any such Trademark or Trademark Contract, and the right to prepare for sale or lease and sell or lease any and all products, inventory or services now or hereafter owned or provided by Seller or any other Person and now or hereafter covered by such Contracts.

“Trademarks” means all domestic and foreign trademarks, service marks, collective marks, certification marks, trade dress, trade names, business names, d/b/a’s, Internet domain names, designs, logos and other source or business identifiers, and all general intangibles of like nature, now or hereafter owned, adopted, used, acquired, or licensed by Seller, all applications, registrations and recordings thereof (including applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof) and all reissues, extensions or renewals thereof, together with all goodwill of the business symbolized by or associated with such marks.

“Trade Secrets” means all trade secrets or Confidential Information, including any confidential technical and business information, program, process, method, plan, formula, product design, compilation of information, customer list, sales forecast, know-how, Software, and any other confidential proprietary intellectual property, and all additions and improvements to, and books and records describing or used in connection with, any of the foregoing, in each case, owned, acquired or licensed by Seller.

“Trade Secret Licenses” means all Contracts naming a Seller as licensee or licensor and providing for the grant of any rights with respect to Trade Secrets.

“Transferred Real Property” has the meaning set forth in Section 2.1(c).

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby and not otherwise exempted under the Bankruptcy Code, including relating to the transfer of the Transferred Real Property.

“Transferred Employee” has the meaning set forth in Section 5.11(a).

“Windstream” shall mean Windstream Corporation.

Other Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation.” The meanings given to terms defined herein are equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” are deemed references to lawful money of the United States. Unless otherwise specified, references to any statute, listing rule, rule, standard, regulation or other Law (a) include a reference to the corresponding rules and regulations and (b) include a reference to each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time, and to any section of any statute, listing rule, rule, standard, regulation or other Law, including any successor to such section. Where this Agreement states that a Party “shall” or “will” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement.

2.           PURCHASE AND SALE OF THE PURCHASED ASSETS.

Purchase and Sale of Purchased Assets; Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Final Closing, Purchaser shall (a) purchase, accept and acquire from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all Encumbrances (other than Permitted Encumbrances), Claims and other interests, the Purchased Assets and (b) assume and thereafter pay or perform as and when due, or otherwise discharge, all of the Assumed Liabilities.  The “Purchased Assets” shall consist of the right, title and interest that Seller possesses and has the right to legally transfer in and to all of the properties, assets, rights, titles and interests of every kind and nature, owned, leased, used or held for use by Seller (including indirect and other forms of beneficial ownership), whether tangible or intangible, real, personal or mixed, and wherever located and by whomever possessed, in each case, as the same may exist as of the Final Closing, including the following properties, assets, rights, titles and interests (but, in every case, excluding the Excluded Assets):

all cash and cash equivalents, including all marketable securities, certificates of deposit and all collected funds or items in the process of collection at Seller’s financial institutions through and including the Final Closing, and all bank deposits, investment accounts and lockboxes related thereto;

all accounts and notes receivable and other such Claims for money due to Seller, including the full benefit of all security for such accounts, notes and Claims, however arising, including arising from the rendering of services or the sale of goods or materials, together with any unpaid interest accrued thereon from the respective obligors and any security or collateral therefor (collectively, “Receivables”);

all Owned Real Property and Leased Real Property (collectively, the “Transferred Real Property”) including the Transferred Real Property set forth on Schedule 2.1(c);

all machinery, equipment (including test equipment and material handling equipment), hardware, spare parts, tools, gauges, fixtures (including production fixtures), business machines, computer hardware, other information technology assets, furniture, supplies, vehicles, spare parts in respect of any of the foregoing and other tangible personal property including, without limitation, the items listed in Schedule 2.1(d) that does not constitute Inventory (collectively, “Personal Property”);

all inventories, raw materials, work-in-process, finished goods, supplies, stock, parts, packaging materials and other accessories related thereto, wherever located, including any of the foregoing in the possession of manufacturers, suppliers, customers, dealers or others and any of the foregoing in transit or that is classified as returned goods including, without limitation, the items listed in Schedule 2.1(e) (collectively, “Inventory”);

(i) all Intellectual Property, whether owned, licensed or otherwise held, and whether or not registrable, including, without limitation, the intellectual property listed on Schedule 2.1(f), and (ii) all rights and benefits associated with the foregoing, including all rights to sue or recover for past, present and future infringement, misappropriation, dilution, unauthorized use or other impairment or violation of any of the foregoing, and all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing;

subject to Section 5.5, all Contracts, other than the Excluded Contracts including, without limitation, those Contracts listed on Schedule 2.1(g) (collectively, the “Purchased Contracts”);

all approvals, Contracts, authorizations, permits, licenses, easements, Orders, certificates, registrations, franchises, qualifications, rulings, waivers, variances or other forms of permission, consent, exemption or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Authority, including all pending applications therefor and all renewals and extensions thereof including, without limitation, those licenses and permits listed on Schedule 2.1(h) (collectively, “Permits”), other than to the extent that any of the foregoing relate exclusively to the Excluded Assets or Excluded Liabilities;

all credits, cash true-ups, deferred charges, prepaid expenses, deposits (excluding deposits for customers that exercise their right to choose another carrier, with such deposits to be returned to such customers pursuant to applicable Law), advances, warranties, rights, guarantees, surety bonds, letters of credit, trust arrangements and other similar financial arrangements, in each case, relating to the Purchased Assets or Assumed Liabilities, including all warranties, rights and guarantees (whether express or implied) made by suppliers, manufacturers, contractors and other third parties under or in connection with the Purchased Contracts including those listed on Schedule 2.1(g);

except for records listed on Schedule 2.1(j), which are subject to attorney-client privilege, all books, records, ledgers, files, documents, correspondence, lists, plats, specifications, surveys, drawings, advertising and promotional materials, reports and other materials (in whatever form or medium), including Tax books and records and Tax Returns used or held for use in connection with the ownership or operation of the Purchased Assets or Assumed Liabilities, including the Purchased Contracts, customer lists, customer information and account records, engineering and technical material in respect of telecommunication services provided by the Seller, computer files, data processing records, employment and personnel records, advertising and marketing data and records, credit records, records relating to suppliers, legal records and information and other data;

all of the Seller’s Carrier Identification Codes (“CIC”) and any other CIC’s that are loaded on the Seller’s network, and all rights related thereto;

all customer base and agent base related to the Business and all local service and other telecommunications traffic and revenue streams related thereto, including without limitation any past or current customers or agents, and any and all information or call records relating thereto (excluding all customers that exercise their right to choose another carrier);

all goodwill and other intangible personal property arising in connection with the ownership, license, use or operation of the Purchased Assets or Assumed Liabilities, including the right to do business in the “Southeast” name or any derivative thereof currently used by the Seller.

Excluded Assets.   Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain all of its right, title and interest in and to, and shall not, and shall not be deemed to, sell, transfer, assign, convey or deliver to Purchaser, and the Purchased Assets shall not, and shall not be deemed to, include the following (collectively, the “Excluded Assets”):

all real property (i) owned by Seller and set forth on Schedule 2.2(a) (including, in each case, any structures, buildings or other improvements located thereon and appurtenances thereto) and (ii) leased or subleased by Seller and subject to a Contract designated as an “Excluded Contract” (collectively, the “Excluded Real Property”);

all Personal Property that is (i) set forth on Schedule 2.2(b) or (ii) subject to a Contract designated as an Excluded Contract (collectively, the “Excluded Personal Property”);

(i) all Contracts identified on Schedule 2.2(c), (ii) all Executory Contracts designated as Rejectable Executory Contracts, (iii) all Executory Contracts that have not been designated as Assumable Executory Contracts in accordance with Section 5.5 as of the Executory Contract Designation Deadline or that are determined, pursuant to the Confirmation Order or any other Order, not to be assumable and assignable to Purchaser, and (iv) all non-Executory Contracts for which performance by a third-party or counterparty is substantially complete and for which a Seller owes a continuing or future obligation with respect to such non-Executory Contracts (collectively, the “Excluded Contracts”), including any accounts receivable arising out of or in connection with any Excluded Contract;

all books, records, ledgers, files, documents, correspondence, lists, plats, specifications, surveys, drawings, advertising and promotional materials, reports and other materials (in whatever form or medium) relating exclusively to the Excluded Assets or Excluded Liabilities, and any books, records and other materials that Seller is required by Law to retain;

the corporate charter, qualification to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, corporate seal, minute books, stock transfer books, blank stock certificates and any other documents relating to the organization, maintenance and existence of Seller;

all Claims against suppliers, and any other third parties relating exclusively to the Excluded Assets or Excluded Liabilities;

all of Seller’s Claims under this Agreement, the Ancillary Agreements and the Bankruptcy Code, of whatever kind or nature, as set forth in Sections 544 through 551 (inclusive), 553, 558 and any other applicable provisions of the Bankruptcy Code, and any related Claims and actions arising under such sections by operation of Law or otherwise, including any and all proceeds of the foregoing (the “Bankruptcy Avoidance Actions”), except to the extent Claims relate (i) to Assumed Liabilities, and/or (ii) solely to the collection of the Receivables (in each such instance, such Claims shall be Purchased Assets);

all credits, deferred charges, prepaid expenses, deposits and advances, warranties, rights, guarantees, surety bonds, letters of credit, trust arrangements and other similar financial arrangements, in each case, relating exclusively to the Excluded Assets or Excluded Liabilities;

all insurance policies identified on Schedule 2.2(i) and the rights to proceeds thereof (collectively, the “Excluded Insurance Policies”), other than any rights to proceeds to the extent such proceeds relate to any Purchased Asset or Assumed Liability;

all Permits, to the extent that they relate exclusively to the Excluded Assets or Excluded Liabilities; and

those assets identified on Schedule 2.2(k).

Assumed Liabilities; Excluded Liabilities.

Assumed Liabilities.  The “Assumed Liabilities” shall consist only of the following Liabilities of Seller:

Two Million Six Hundred Thirty Five Thousand and No/100 Dollars ($2,635,000) of Indebtedness owed by Seller to CTB to be restructured pursuant to the terms of Section 6.2(c)(ii) (the “CTB Assumed Debt”);

Two Hundred Eleven Thousand Two Hundred Ten and No/100 Dollars ($211,210) of Indebtedness owed by Seller to Family Bank to be restructured pursuant to the terms of Section 6.2(c)(ii) (the “Family Bank Assumed Debt”);

Nine Hundred Seventeen Thousand Nine Hundred Ninety-Five and No/100 Dollars ($917,995) of Indebtedness owed by Seller to PCFC to be restructured pursuant to the terms of Section 6.2(c)(ii) (the “PCFC Assumed Debt”);

all Liabilities under each Purchased Contract;

all Cure Amounts under each Assumable Executory Contract that becomes a Purchased Contract;

all Liabilities of Seller (A) arising in the Ordinary Course of Business during the Bankruptcy Case through and including the Final Closing Date, to the extent such Liabilities are administrative expenses of Seller’s estate pursuant to Section 503(b) of the Bankruptcy Code which are not otherwise being paid by Seller pursuant to the Plan and (B) arising prior to the commencement of the Bankruptcy Case to the extent approved by the Bankruptcy Court for payment by Seller pursuant to a Final Order which are not otherwise being paid by Seller pursuant to the Plan, in each case, other than (1) Liabilities of the type described in Section 2.3(b)(iii) and Section 2.3(b)(v), (2) Liabilities arising under any Contract to the extent such Contract has been designated as a Rejectable Executory Contract, and (3) Liabilities otherwise assumed in this Section 2.3(a);

all Transfer Taxes payable in connection with the sale, transfer, assignment, conveyance and delivery of the Purchased Assets pursuant to the terms of this Agreement;

all Liabilities arising under any Environmental Law (A) relating to conditions present on the Transferred Real Property, (B) resulting from Purchaser’s ownership or operation of the Transferred Real Property after the Closing or (C) relating to Purchaser’s failure to comply with Environmental Laws after the Closing;

all Liabilities of Seller arising out of, relating to, in respect of, or in connection with workers’ compensation claims against Seller, except for Excluded Workers’ Compensation Claims;

all Liabilities (A) specifically assumed by Purchaser pursuant to Section 5.11 and (B) arising out of, relating to or in connection with the salaries and/or wages and vacation of all Transferred Employees that are accrued and unpaid (or with respect to vacation, unused) as of the Final Closing Date;

all liabilities arising out of, relating to, in respect of, or in connection with the use, ownership or sale of the Purchased Assets after the Final Closing;

those other Liabilities identified on Schedule 2.3(a)(xi);

Excluded Liabilities.  Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement, Purchaser shall not assume, or become liable to pay, perform or discharge, any Liability of Seller, whether occurring or accruing before, at or after the Final Closing, other than the Assumed Liabilities. In furtherance and not in limitation of the foregoing, and in all cases with the exception of the Assumed Liabilities, neither Purchaser nor any of its Affiliates shall assume, or be deemed to have assumed, any Indebtedness, Claim or other Liability of Seller or any predecessor whatsoever, whether occurring or accruing before, at or after the Final Closing, including the following (collectively, the “Excluded Liabilities”):

all Liabilities arising out of, relating to, in respect of or in connection with any Indebtedness of Seller (other than the Purchaser Assumed Debt), including those items identified on Schedule 2.3(b)(i);

all Liabilities arising out of, relating to, in respect of or in connection with the Excluded Assets, other than Liabilities specifically assumed;

all Liabilities (A) associated with noncompliance with Environmental Laws (including for fines, penalties, damages and remedies); (B) arising out of, relating to, in respect of or in connection with the transportation, off-site storage or off-site disposal of any Hazardous Materials generated or located at any Transferred Real Property; (C) arising out of, relating to, in respect of or in connection with third-party Claims related to Hazardous Materials that were or are located at or that migrated or may migrate from any Transferred Real Property; (D) arising under Environmental Laws related to the Excluded Real Property; or (E) for environmental Liabilities with respect to real property formerly owned, operated or leased by Seller (as of the Final Closing Date), which, in the case of clauses (A), (B) and (C), arose prior to or at the Final Closing Date, and which, in the case of clause (D) and (E), arise prior to, at or after the Final Closing Date;

except for Taxes assumed in Section 2.3(a)(vi) and Section 2.3(a)(vii), all Liabilities with respect to any Taxes arising in connection with Seller’s business, the Purchased Assets or the Assumed Liabilities that are attributable to a Pre-Closing Tax Period (including any Taxes incurred in connection with the sale of the Purchased Assets, other than all Transfer Taxes);

 all Liabilities for (A) costs and expenses relating to the preparation, negotiation and entry into this Agreement and the Ancillary Agreements (and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, which, for the avoidance of doubt, shall not include any Transfer Taxes), (B) administrative fees, professional fees and all other expenses under the Bankruptcy Code and (C) all other fees and expenses associated with the administration of the Bankruptcy Case;

Liabilities associated with Seller’s employees not otherwise assumed in Section 2.3(a) and Section 5.11, including those arising out of, relating to, in respect of or in connection with the employment, potential employment or termination of employment of any individual (A) prior to or at the Final Closing Date (including any severance policy, plan or program that exists or arises, or may be deemed to exist or arise, as a result of, or in connection with, the transactions contemplated by this Agreement) or (B) who is not a Transferred Employee arising after the Final Closing Date;

all Liabilities arising out of, relating to, in respect of or in connection with Claims for infringement or misappropriation of third party intellectual property rights;

all Liabilities to third parties for Claims based upon Contract, tort or any other basis;

all workers’ compensation Claims set forth on Schedule 2.3(b)(ix) (“Excluded Workers’ Compensation Claims”);

all Liabilities arising out of, related to or in connection with any implied warranty or other implied obligation arising under statutory or common law without the necessity of an express warranty or (B) allegation, statement or writing by or attributable to Seller;

any liability or obligation related to any multi-employer plan (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974); and

any Liability that is not expressly assumed by Purchaser under this Agreement as an Assumed Liability.

Post-Initial Closing Management. Commencing on the Initial Closing Date until the Final Closing Date, the Seller will consult with the Purchaser in the management of the Business.

Non-Assignment of Assets.

Consents to Assignment.  This Agreement shall not constitute an agreement to assign or transfer any asset of the Seller, if, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any the third party thereto (or with respect thereto), would constitute a breach thereof or in any way negatively affect the rights of the Seller or the Purchaser, as the assignee or transferee of such asset, as the case may be, thereunder (“Non-Assignable Assets”).  Seller shall use reasonable best efforts, and Purchaser shall use reasonable best efforts to cooperate with Seller, to obtain the consents necessary to assign to Purchaser the Non-Assignable Assets before, at or after the Closing; provided, however, that neither Seller nor Purchaser shall be required to make any expenditure, incur any Liability, agree to any modification to any Contract or forego or alter any rights in connection with such efforts.

Benefit of Non-Assignable Assets.  To the extent that the consents referred to in Section 2.5(a) are not obtained by Seller, except as otherwise provided in the Ancillary Documents to which Seller is a party, Seller’s sole responsibility with respect to such Non-Assignable Assets shall be to use reasonable best efforts, at no cost to Seller, to (i) provide to Purchaser the benefits of any Non-Assignable Assets; (ii) cooperate in any reasonable and lawful arrangement designed to provide the benefits of any Non-Assignable Assets to Purchaser without incurring any financial obligation to Purchaser; and (iii) enforce for the account of Purchaser and at the cost of Purchaser any rights of Seller arising from any Non-Assignable Asset against such party or parties thereto; provided, however, that any such efforts described in clauses (i) through (iii) above shall be made only with the consent, and at the direction, of Purchaser. Without limiting the generality of the foregoing, with respect to any Non-Assignable Asset that is a Contract of Leased Real Property for which a consent is not obtained on or prior to the Initial Closing Date, Purchaser shall enter into a sublease containing the same terms and conditions as such lease (unless such lease by its terms prohibits such subleasing arrangement), and entry into and compliance with such sublease shall satisfy the obligations of the Parties under this Section 2.5(b) until such consent is obtained.

Performance.  If Purchaser is provided the benefits of any Non-Assignable Asset pursuant to Section 2.5(b), Purchaser shall perform, on behalf of the Seller, for the benefit of the issuer thereof or the other party or parties thereto, the obligations (including payment obligations) of the Seller thereunder or in connection therewith arising from and after the Final Closing Date and if Purchaser fails to perform to the extent required herein, Seller, without waiving any rights or remedies that it may have under this Agreement or applicable Laws, may (i) suspend its performance under Section 2.5(b) in respect of the Non-Assignable Asset that is the subject of such failure to perform unless and until such situation is remedied, or (ii) perform at Purchaser’s sole cost and expense, in which case, Purchaser shall reimburse Seller’s costs and expenses of such performance immediately upon receipt of an invoice therefor. To the extent that Purchaser is provided the benefits of any Non-Assignable Asset pursuant to Section 2.5(b), Purchaser shall indemnify, defend and hold Seller harmless from and against any and all Liabilities relating to such Non-Assignable Asset and arising from and after the Final Closing Date (other than such Damages that have resulted from the gross negligence or willful misconduct of Seller).

No Termination; No Purchase Price Adjustment.  For the avoidance of doubt, the inability of any Asset which by the terms of this Agreement is intended to be included in the Purchased Assets to be assigned or transferred to Purchaser at the Final Closing shall not (i) give rise to a basis for termination of this Agreement pursuant to ARTICLE VII or (ii) give rise to any right to any adjustment to the Purchase Price.

3.           CLOSINGS; PURCHASE PRICE

Closings.  The parties shall hold an initial closing (the “Initial Closing”) on the next business day (the “Initial Closing Date”) after the Confirmation Order or Sale Approval Order, as applicable, becomes a Final Order.  The parties shall hold a final closing (the “Final Closing”) on the first business day as soon as possible (the “Final Closing Date”) after the Purchaser obtains all approvals and licenses required for the consummation of the transactions contemplated by this Agreement. The transactions contemplated hereby shall take place at the office of Frost Brown Todd LLC, 250 West Main Street, Suite 2800, Lexington, Kentucky 40507 or at such other place or such other date as the Parties may agree in writing pursuant to, and in accordance with, the protections afforded the Purchaser under Section 363(m) of the Bankruptcy Code) pursuant to the terms and conditions hereof.

Purchase Price.  In consideration of the transfer of the Purchased Assets and the Business, Purchaser agrees to pay for the Purchased Assets (the “Purchase Price”), consideration in the form of the assumption of the Assumed Liabilities, and the cash and shares of Parent common stock as follows:

Administrative and Priority Claims.  An amount not to exceed $560,000 to pay the administrative and priority expenses of Settler’s estate incurred pursuant to Section 503(b) of the Bankruptcy Code which are not otherwise being assumed pursuant to Section 2.3(a)(vi).  At the Final Closing, Purchaser shall allow Seller to retain $560,000 in cash as an Excluded Asset (the “Administrative Claim Payment”), but to the extent Seller does not have such proceeds available, Purchaser shall deliver the balance of such amount to Seller; provided, however, the Administrative Claim Payment shall be reduced dollar for dollar to the extent Purchaser assumes any such claims as an Assumed Liability.  Seller shall pay all administrative and priority expenses approved by the Bankruptcy Court, including those set forth in Schedule 3.2(a)(i) to the extent approved by the Bankruptcy Court; provided, however, that on the date one year after the Final Closing Date, Seller shall return that portion of the Administrative Claim Payment remaining after payment of its administrative and priority expenses;

Payment to Certain Seller Employees.  $4,000 for each employee of the Seller who is not offered employment with Purchaser, with the total of such amount to be distributed by Seller to such employees in amounts determined under the Plan or by other Order of the Bankruptcy Court, to be paid to Seller in such amount as authorized by the Bankruptcy Court, payable in cash by wire transfer of immediately available funds at the Final Closing (“Severance”); and

LNS Shares.  200,000 shares in the form of Parent common stock (“LNS Shares”).  The value of LNS Shares shall be fixed as of the Final Closing Date by taking the average closing price of LNS Shares for the 20 trading days immediately prior to the Final Closing Date.  LNS Shares shall be issued among those individuals in the numbers set forth on Schedule 3.2(c) unless otherwise ordered by the Bankruptcy Court pursuant to the Confirmation Order or Sale Order, as applicable (collectively, the “Recipients,” and each individually a “Recipient”); provided, however, (A) no Recipient shall be issued fractional shares, (B) all fractional shares shall be rounded to the nearest integer, and (C) all halves shall be rounded to the nearest even integer (e.g., 13.5 shall be rounded to 14 and 12.5 shall be rounded to 12).

Payment of Purchase Price.

Cash Payments.  Cash payments of the Purchase Price shall be made on the Final Closing Date by wire transfer of immediately available funds.

Assumed Liabilities.  At the Final Closing, the Purchaser shall also assume the Assumed Liabilities, with the Purchaser agreeing to pay the Assumed Liabilities pursuant to this Agreement or any other agreements entered into by the Purchaser.  The Purchaser shall pay the Assumed Liabilities when such liabilities come due on or after the Final Closing Date.

LNS Shares.  Purchaser shall deliver the LNS Shares to the Recipients via certified mail or other agreed upon method on the Final Closing Date.

LNS Shares.

Restrictions.  All LNS Shares issued pursuant to this Agreement shall be issued pursuant to 11 U.S.C. § 1145.  Notwithstanding the foregoing, each Recipient shall be obligated to execute and deliver the Recipient Agreement attached hereto as Exhibit A (the “Recipient Agreement”) pursuant to which each Recipient shall agree to certain contractual restrictions applicable to the LNS Shares, including without limitation that each Recipient shall agree that no holder of LNS Shares issued pursuant to this Agreement may transfer such shares during the 12 month period after issuance.

Price Per Share.  The price per share and number of LNS Shares to be issued pursuant to Section 3.2(c) shall be appropriately adjusted to reflect any recapitalization, merger, consolidation, combination, stock dividend or split, reverse stock split, spin-off, exchange of shares or similar corporate change as the Board of Directors of LNS may deem reasonably appropriate to prevent the enlargement or dilution of rights of Recipient to LNS Shares under this Agreement.

Allocation of Purchase Price.  Following the Closing,  Purchaser shall also prepare and deliver to Seller a proposed allocation of the Purchase Price and other consideration paid in exchange for the Purchased Assets, prepared in accordance with Section 1060, and if applicable, Section 338, of the Tax Code (the “Allocation”). The Seller shall have thirty (30) days after the delivery of the Allocation to review and consent to the Allocation in writing, which consent shall not be unreasonably withheld, conditioned or delayed. If the Seller consents to the Allocation, Seller and Purchaser shall use such Allocation to prepare and file in a timely manner all appropriate Tax filings, including the preparation and filing of all applicable forms in accordance with applicable Law, including Forms 8594 and 8023, if applicable, with their respective Tax Returns for the taxable year that includes the Final Closing Date and shall take no position in any Tax Return that is inconsistent with such Allocation; provided, however, that nothing contained herein shall prevent the Seller and Purchaser from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of such Allocation, and neither the Seller nor Purchaser shall be required to litigate before any court, any proposed deficiency or adjustment by any Taxing Authority challenging such Allocation. If the Seller does not consent to such Allocation, the Seller shall notify Purchaser in writing of such disagreement within such thirty (30) day period, and thereafter, the Seller shall attempt in good faith to promptly resolve any such disagreement. If the Parties cannot resolve a disagreement under this Section 3.5, such disagreement shall be resolved by an independent accounting firm chosen by Purchaser and reasonably acceptable to the Seller, and such resolution shall be final and binding on the Parties. The fees and expenses of such accounting firm shall be borne equally by Purchaser, on the one hand, and the Seller, on the other hand. The Seller shall provide Purchaser, and Purchaser shall provide the Seller, with a copy of any information described above required to be furnished to any Taxing Authority in connection with the transactions contemplated herein.

Prorations.  The following prorations relating to the Purchased Assets shall be made:

Taxes.  Except as provided in Section 2.3(a)(vi) and Section 2.3(a)(vii), in the case of Taxes with respect to a Straddle Period, for purposes of Excluded Liabilities, the portion of any such Tax that is allocable to Seller with respect to any Purchased Asset shall be:

in the case of Taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), other than Transfer Taxes, equal to the amount that would be payable if the taxable period ended on the Final Closing Date; and

in the case of Taxes imposed on a periodic basis, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of days in the period ending on the Final Closing Date and the denominator of which is the number of days in the entire Straddle Period.

In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this clause (i) shall be computed by reference to the level of such items on the Final Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Seller.

All charges for water, wastewater treatment, sewers, electricity, fuel, gas, telephone, garbage and other utilities relating to the Transferred Real Property shall be prorated as of the Final Closing Date, with Seller being liable to the extent such items relate to the Pre-Closing Tax Period, and Purchaser being liable to the extent such items relate to the Post-Closing Tax Period.

Prorations After Final Closing Date. If any of the foregoing proration amounts cannot be determined as of the Final Closing Date due to final invoices not being issued as of the Final Closing Date, Purchaser and Seller shall prorate such items as and when the actual invoices are issued to the appropriate Party. The Party owing amounts to the other by means of such prorations shall pay the same within thirty (30) days after delivery of a written request by the paying Party.

4.           REPRESENTATIONS AND WARRANTIES

Representations and Warranties of the Seller.  The Seller represents and warrants to the Purchaser as follows:

Organization and Good Standing.  Seller is duly organized and validly existing under the Laws of its jurisdiction of organization. Subject to the limitations imposed on Seller as a result of having filed the Bankruptcy Case, Seller has all requisite corporate and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Seller is duly qualified or licensed or admitted to do business, and is in good standing in (where such concept is recognized under applicable Law), the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, in each case, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. Seller has made available to Purchaser prior to the execution of this Agreement true and complete copies of Seller’s Organizational Documents, in each case, as in effect on the date of this Agreement.

Authorization; Enforceability. Subject to the entry and effectiveness of the Confirmation Order or Sale Approval Order, as applicable, Seller has the requisite corporate power and authority to (i) execute and deliver this Agreement and the Ancillary Agreements to which Seller is a party; (ii) perform its obligations hereunder and thereunder; and (iii) consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which Seller is a party. Subject to the entry and effectiveness of the Confirmation Order or Sale Approval Order, as applicable, this Agreement constitutes, and each Ancillary Agreement, when duly executed and delivered by Seller that is a party thereto, shall constitute, a valid and legally binding obligation of Seller (assuming that this Agreement and such Ancillary Agreements constitute valid and legally binding obligations of Purchaser), enforceable against such Seller in accordance with its respective terms and conditions, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer and other similar Laws relating to or affecting the enforcement of creditors’ rights generally from time to time in effect and by general equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing.

Noncontravention; Consents.

Subject, in the case of clauses (A), (B) and (D), to the entry and effectiveness of the Confirmation Order or Sale Approval Order, as applicable, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party, and (subject to the entry of the Confirmation Order or Sale Approval Order, as applicable) the consummation by Seller of the transactions contemplated hereby and thereby, do not (A) violate any Law to which the Purchased Assets are subject; (B) conflict with or result in a breach of any provision of the Organizational Documents of Seller; (C) result in a material breach or constitute a material default under, or create in any Person the right to terminate, cancel or accelerate any material obligation of Seller pursuant to any material Purchased Contract (including any material License); or (D) result in the creation or imposition of any Encumbrance, other than a Permitted Encumbrance, upon the Purchased Assets, except for any of the foregoing in the case of clauses (A), (B) and (D), that would not reasonably be expected to have a Material Adverse Effect.

Subject to the entry and effectiveness of the Confirmation Order or Sale Approval Order, as applicable, no consent, waiver, approval, Order, Permit, qualification or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority (other than the Bankruptcy Court) is required by Seller for the consummation by Seller of the transactions contemplated by this Agreement or by the Ancillary Agreements to which such Seller is a party or the compliance by such Seller with any of the provisions hereof or thereof, except for (A) compliance with the applicable requirements of any Antitrust Laws and (B) such consent, waiver, approval, Order, Permit, qualification or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority, the failure of which to be received or made would not reasonably be expected to have a Material Adverse Effect.

Compliance with Laws; Permits.

Seller is in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have a Material Adverse Effect.

Seller has all Permits necessary for such Seller to own, lease and operate the Purchased Assets where the failure to possess such Permits would not reasonably be expected to have a Material Adverse Effect. All such Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

Title to and Sufficiency of Assets.

Subject to the entry and effectiveness of the Confirmation Order or Sale Approval Order, as applicable, at the Final Closing, Seller will obtain good and marketable title to, or a valid and enforceable right by Contract to use, the Purchased Assets, which shall be transferred to Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances.

The tangible Purchased Assets of Seller are in normal operating condition and repair, subject to ordinary wear and tear, and sufficient for the operation of the Business as currently conducted, except where such instances of noncompliance with the foregoing would not reasonably be expected to have a Material Adverse Effect.

Contracts.  As of the date of this Agreement, other than as set forth on Schedule 4.1(f), neither the Seller nor any other party to any of the Contracts has commenced any action against any of the parties to such Contracts or given or received any written notice of any material default or violation under any Contract that was not withdrawn or dismissed, except only for those defaults that will be cured in accordance with the Plan (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Contracts).  Each of the Contracts is, or will be at the Final Closing, valid, binding and in full force and effect against the Seller, except as otherwise set forth on Schedule 4.1(f).

Permits.  Schedule 2.1(h) sets forth a complete and correct list of all Permits currently held by the Seller in connection with the Business.

Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect, (i) Seller has conducted its business on the Transferred Real Property in compliance with all applicable Environmental Laws; (ii) none of the Transferred Real Property currently contains any Hazardous Materials, which could reasonably be expected to give rise to an undisclosed Liability under applicable Environmental Laws; (iii) as of the date of this Agreement, Seller has not received any currently unresolved written notices, demand letters or written requests for information from any Governmental Authority indicating that such entity may be in violation of any Environmental Law in connection with the ownership or operation of the Transferred Real Property; and (d) no Hazardous Materials have been transported in violation of any applicable Environmental Law, or in a manner reasonably foreseen to give rise to any Liability under any Environmental Law, from any Transferred Real Property as a result of any activity of Seller.

 Investigations; Litigation. There is no investigation or review pending by any Governmental Authority with respect to the Seller that would reasonably be expected to have a Material Adverse Effect, and there are no actions, suits, inquiries or proceedings, or  investigations, pending against Seller, or relating to any of the Transferred Real Property, at law or in equity before, and there are no Orders of or before, any Governmental Authority, in each case that would reasonably be expected to have a Material Adverse Effect.

Tax Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (i) all Tax Returns required to have been filed by with respect to or on behalf of Seller have been timely filed (taking into account any extension of time to file granted or obtained) and are correct and complete in all respects, (ii) all amounts of Tax required to be paid with respect to Seller (whether or not shown on any Tax Return) have been timely paid or are being contested in good faith by appropriate proceedings and have been reserved for in accordance with GAAP in Seller’s audited financial statements, (iii) no deficiency for any amount of Tax has been asserted or assessed by a Taxing Authority in writing relating to Seller that has not been satisfied by payment, settled or withdrawn, (iv) there are no audits, Claims or controversies currently asserted or threatened in writing with respect to Seller in respect of any amount of Tax or failure to file any Tax Return, (v) Seller has not agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, (vi) Seller is not a party to or the subject of any ruling requests, private letter rulings, closing agreements, settlement agreements or similar agreements with any Taxing Authority for any periods for which the statute of limitations has not yet run, (vii) Seller (A) has no Liability for Taxes of any Person, including as a transferee or successor, or pursuant to any contractual obligation (other than pursuant to any commercial Contract not primarily related to Tax), or (B) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (in every case, other than this Agreement and those Tax sharing, Tax allocation or Tax indemnity agreements that will be terminated prior to Closing and with respect to which no post-Closing Liabilities will exist), (viii) Seller has withheld or collected all Taxes required to have been withheld or collected and, to the extent required, has paid such Taxes to the proper Taxing Authority, (ix) Seller will not be required to make any adjustments in taxable income for any Tax period (or portion thereof) ending after the Final Closing Date, including pursuant to Section 481(a) or 263A of the Tax Code or any similar provision of foreign, provincial, state, local or other Law as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, nor is any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to Seller; (x) the Assumed Liabilities were incurred through the Ordinary Course of Business, (xi) there are no Tax Encumbrances on any of the Purchased Assets (other than Permitted Encumbrances), and (xii) there are no unpaid Taxes with respect to Seller or Purchased Asset for which Purchaser will have liability as a transferee or successor.

Intellectual Property and IT Systems.

Schedule 2.1(f) sets forth certain of the Intellectual Property, including, but not limited to: (A) all fictional business names, trade names, registered trademarks and service marks, and related applications used in respect of the Business.  The Seller has not used, and is currently not using any corporate or fictional business names other than those names listed on Schedule 2.1(f); (B) all patents and patent applications that relate to the Business; and (C) all copyright registrations in both published works and unpublished works used in the Business.

Except as would not reasonably be expected to have a Material Adverse Effect: (A) Seller owns, controls, or otherwise possesses sufficient rights to use, free and clear of all Encumbrances (other than Permitted Encumbrances) all Intellectual Property necessary for the conduct of its business in substantially the same manner as conducted as of the date hereof; and (B) all Intellectual Property owned by Seller that is necessary for the conduct of the Business as conducted as of the date hereof is subsisting and in full force and effect, has not been adjudged invalid or unenforceable, has not been abandoned or allowed to lapse, in whole or in part, and is valid and enforceable.

Except as would not reasonably be expected to have a Material Adverse Effect, all necessary registration, maintenance and renewal fees in connection with the Intellectual Property owned by Seller has been paid and all necessary documents and certificates in connection with such Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or applicable foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or renewing such Intellectual Property.

Except as would not reasonably be expected to have a Material Adverse Effect, no Intellectual Property owned by Seller is the subject of any licensing or franchising Contract that prohibits or materially restricts the conduct of business as presently conducted by Seller or the transfer of such Intellectual Property.

Except as would not reasonably be expected to have a Material Adverse Effect: (A) the Intellectual Property or the conduct of the Business does not infringe, misappropriate, dilute, or otherwise violate or conflict with the trademarks, patents, copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, rights of publicity or any other intellectual property rights of any Person; (B) no other Person is now infringing or in conflict with any Intellectual Property owned by Seller or Seller’s rights thereunder; and (C) Seller has not received any written notice that it is violating or has violated the trademarks, patents, copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, rights of publicity or any other intellectual property rights of any third party.

Except as would not reasonably be expected to have a Material Adverse Effect, no holding, decision or judgment has been rendered by any Governmental Authority against Seller, which would limit, cancel or invalidate any Intellectual Property owned by Seller.

No action or proceeding is pending, or to the knowledge of Seller, threatened, on the date hereof that (A) seeks to limit, cancel or invalidate any Intellectual Property owned by Seller or Seller’s ownership interest therein; and (B) if adversely determined, would reasonably be expected to have a Material Adverse Effect.

Except as would not reasonably be expected to have a Material Adverse Effect, Seller has taken reasonable action to (A) maintain, enforce and police its Intellectual Property; and (B) protect its material Software, websites and other systems (and the information therein) from unauthorized access or use.

Except as would not reasonably be expected to have a Material Adverse Effect: (A) Seller has taken reasonable steps to protect its rights in, and confidentiality of, all the Trade Secrets, and any other confidential information owned by Seller; and (B) to the knowledge of Seller, such Trade Secrets have not been disclosed by Seller to any Person except pursuant to a valid and appropriate non-disclosure, license or any other appropriate Contract that has not been breached.

Except as would not reasonably be expected to have a Material Adverse Effect, there has not been any malfunction with respect to any of the Software, electronic data processing, data communication lines, telecommunication lines, firmware, hardware, Internet websites or other information technology equipment of Seller which has not been remedied or replaced in all respects.

Except as would not reasonably be expected to have a Material Adverse Effect: (A) the consummation of the transactions contemplated by this Agreement will not cause to be provided or licensed to any third Person, or give rise to any rights of any third Person with respect to, any source code that is part of the Software owned by Seller; and (B) Seller has implemented reasonable disaster recovery and back-up plans with respect to the Software.

Real Property. Seller owns and has valid title to the Transferred Real Property that is Owned Real Property owned by it and has valid leasehold or subleasehold interests, as the case may be, in all of the Transferred Real Property that is Leased Real Property leased or subleased by it, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances. Seller has complied with the terms of each lease, sublease, license or other Contract relating to the Transferred Real Property to which it is a party, except any failure to comply that would not reasonably be expected to have a Material Adverse Effect.

Financial Information.  The financial statements of the Seller and delivered to the Purchaser fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow for the Business as of the respective dates and for the periods referred to therein, all in accordance with GAAP, consistently applied.

Employee Benefit Plans and Policies.

Schedule 4.1(n) sets forth all Employee Benefit Plans and Policies (each individually a “Benefit Plan”).  Seller has made available to Purchaser true, complete and correct copies of (i) each Benefit Plan, (ii) the three (3) most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the IRS with respect to each such Benefit Plan (if any such report was required by applicable Law), (iii) the most recent accounting  report showing the assets held by and individual account statements under any such Benefit Plan that is a defined contribution retirement plan, (iv) each trust agreement and insurance or annuity Contract or other funding or financing arrangement relating to such Benefit Plan and (v) any material written communications received by Seller from any Governmental Authority relating to a Benefit Plan.

Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Benefit Plan has been administered in accordance with its terms, (ii) Seller and each Benefit Plan is in compliance with the applicable provisions of ERISA, the Tax Code, all other applicable Laws (including Section 409A of the Tax Code, TARP or under any enhanced restrictions on executive compensation agreed to by Seller), (iii) there are no (A) investigations by any Governmental Authority, (B) termination proceedings or other Claims (except routine Claims for benefits payable under any Benefit Plans) or (C) Claims, in each case, against or involving any Benefit Plan or asserting any rights to or Claims for benefits under any Benefit Plan that could give rise to any Liability, and there are not any facts or circumstances that could give rise to any Liability in the event of any such Claim and (iv) each Benefit Plan that is intended to be a Tax-qualified plan under Section 401(a) of the Tax Code (or similar provisions for Tax-registered or Tax-favored plans of non-United States jurisdictions) is qualified and any trust established in connection with any Benefit Plan that is intended to be exempt from taxation under Section 501(a) of the Tax Code (or similar provisions for Tax-registered or Tax-favored plans of non-United States jurisdictions) is exempt from United States federal income Taxes under Section 501(a) of the Tax Code (or similar provisions under non-United States law). To the Knowledge of Seller, no circumstance and no fact or event exists that would be reasonably expected to adversely affect the qualified status of any Benefit Plan.

No Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) has failed to satisfy, as applicable, the minimum funding standards (as described in Section 302 of ERISA or Section 412 of the Tax Code), whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Tax Code been requested.

Seller (i) has no actual or contingent Liability (A) under any employee benefit plan subject to Title IV of ERISA other than the Benefit Plans (except for contributions not yet due), or (B) under any “multiemployer plan” (as defined in Section 3(37) of ERISA), or (ii) will incur withdrawal Liability under Title IV of ERISA as a result of the consummation of the transactions contemplated hereby, except for Liabilities with respect to any of the foregoing that would not reasonably be expected to have a Material Adverse Effect.

Neither the execution of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby (alone or in conjunction with any other event, including termination of employment) will entitle any member of the board of directors of Seller or any Transferred Employee who is an officer or member of senior management of Seller to any increase in compensation or benefits, any grant of severance, retention, change in control or other similar compensation or benefits, any acceleration of the time of payment or vesting of any compensation or benefits (but not including, for this purpose, any retention, stay bonus or other incentive plan, program, arrangement that is an Assumed Liability) or will require the securing or funding of any compensation or benefits or limit the right of Seller or Purchaser to amend, modify or terminate any Benefit Plan. Any new grant of severance, retention, change in control or other similar compensation or benefits to any Employee, and any payout to any Transferred Employee under any such existing arrangements, that would otherwise occur as a result of the execution of this Agreement or any Ancillary Agreement (alone or in conjunction with any other event, including termination of employment), has been waived by such Employee or otherwise cancelled.

No amount or other entitlement currently in effect that could be received (whether in cash or property or the vesting of property) as a result of the actions contemplated by this Agreement and the Ancillary Agreements (alone or in combination with any other event) by any Person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) (each, a “Disqualified Individual”) with respect to Seller would be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Tax Code). No Disqualified Individual or Employee is entitled to receive any additional payment (e.g., any Tax gross-up or any other payment) from Seller in the event that the additional or excise Tax required by Section 409A or 4999 of the Tax Code, respectively is imposed on such individual.

Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Seller as follows:

Organization and Good Standing. Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of the Commonwealth of Kentucky. Purchaser has the requisite limited liability company power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

Authorization; Enforceability.

Purchaser has the requisite limited liability company power and authority to (A) execute and deliver this Agreement and the Ancillary Agreements to which it is a party; (B) perform its obligations hereunder and thereunder; and (C) consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party.

This Agreement constitutes, and each of the Ancillary Agreements to which Purchaser is a party, when duly executed and delivered by Purchaser, shall constitute, a valid and legally binding obligation of Purchaser (assuming that this Agreement and such Ancillary Agreements constitute valid and legally binding obligations of Seller and the other applicable parties thereto), enforceable against Purchaser in accordance with its respective terms and conditions, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer and other similar Laws relating to or affecting the enforcement of creditors’ rights generally from time to time in effect and by general equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing.

Noncontravention; Consents.

The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party, and (subject to the entry of the Confirmation Order or Sale Approval Order, as applicable) the consummation by Purchaser of the transactions contemplated hereby and thereby, do not (A) violate any Law to which Purchaser or its assets is subject; (B) conflict with or result in a breach of any provision of the Organizational Documents of Purchaser; or (C) create a breach, default, termination, cancellation or acceleration of any obligation of Purchaser under any Contract to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound or subject, except for any of the foregoing in the cases of clauses (A) and (C), that would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby or thereby or to perform any of its obligations under this Agreement or any Ancillary Agreement to which it is a party (a “Purchaser Material Adverse  Effect”).

No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required by Purchaser for the consummation by Purchaser of the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party or the compliance by Purchaser with any of the provisions hereof or thereof, except for (A) compliance with the applicable requirements of any Antitrust Laws and (B) such consent, waiver, approval, Order, Permit, qualification or authorization of, or declaration or filing with, or notification to, any Governmental Authority, the failure of which to be received or made would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Availability of Funds.  On the Final Closing Date, the Purchaser will have sufficient funds available to finance and consummate the transactions contemplated by this Agreement, including the payment of the Purchase Price and the satisfaction of the Assumed Liabilities.

Warranties Exclusive.  The parties acknowledge that the representations and warranties contained in Article 4 are the only representations or warranties given by the parties and that all other express or implied warranties are disclaimed.  Without limiting the foregoing the Purchaser acknowledges that the Purchased Assets are conveyed “AS IS”, “WHERE IS” and “WITH ALL FAULTS” and that all warranties of merchantability or fitness for a particular purpose are disclaimed. WITHOUT LIMITING THE FOREGOING THE PURCHASER ACKNOWLEDGES THAT THE SELLER AND ITS RELATED PERSONS HAVE MADE NO REPRESENTATION OR WARRANTY CONCERNING (I) ANY USE TO WHICH THE PURCHASED ASSETS MAY BE PUT, (II) ANY FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS THAT MAY  RESULT FROM THE OWNERSHIP, USE OR SALE OF THE PURCHASED ASSETS OR THE ASSUMPTION OF THE ASSUMED LIABILITIES, (III) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO THE PURCHASER OR ITS AFFILIATES OR RELATED PERSONS, OR (IV) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.1, THE CONDITION OF THE PURCHASED ASSETS, INCLUDING, WITHOUT LIMITATION, COMPLIANCE WITH ANY ENVIRONMENTAL LAWS OR OTHER LAWS.

5.           COVENANTS AND OTHER AGREEMENTS.

Access to Information.

Access to Seller’s Executives.  Seller agrees that, until the earlier of the Executory Contract Designation Deadline and the termination of this Agreement, Purchaser shall be entitled, through its Related Persons or otherwise, to have reasonable access to the executive officers and Related Persons of Seller and the properties and other facilities, businesses, books, Contracts, personnel, records and operations (including the Purchased Assets and Assumed Liabilities) of Seller, including access to systems, data, databases for benefit plan administration; provided however, that no such investigation or examination shall be permitted to the extent that it would, in Seller’s reasonable determination, require Seller or any of its Related Persons to disclose information subject to attorney-client privilege or in conflict with any confidentiality agreement to which Seller or its Related Persons are bound (in which case, to the extent requested by Purchaser, Seller will use reasonable best efforts to seek an amendment or appropriate waiver, or necessary consents, as may be required to avoid such conflict, or restructure the form of access, so as to permit the access requested). If any material is withheld pursuant to this Section 5.1(a), Seller shall inform Purchaser in writing as to the general nature of what is being withheld and the reason for withholding such material.

Confidentiality.  Any investigation and examination contemplated by, and any information obtained by Purchaser under, this Section 5.1 shall be kept confidential.  Seller shall cooperate, and shall cause its Related Persons to cooperate, with Purchaser and its Related Persons in connection with such investigation and examination, and each of Purchaser and its Related Persons shall use their reasonable best efforts to not materially interfere with the Business. Without limiting the generality of the foregoing, subject to Section 5.1(a), such investigation and examination shall include reasonable access to Seller’s executive officers (and employees of Seller), offices, properties and other facilities, and books, Contracts and records (including any document retention policies of Seller) and access to accountants of Seller (provided that Seller shall have the right to be present at any meeting between any such accountant and Purchaser or Representative of Purchaser, whether such meeting is in person, telephonic or otherwise) and Seller and its Related Persons shall prepare and furnish to Purchaser’s Related Persons such additional financial and operating data and other information as Purchaser may from time to time reasonably request, subject, in each case, to the confidentiality restrictions outlined in this Section 5.1. Notwithstanding anything contained herein to the contrary, Purchaser shall consult with Seller prior to conducting any environmental investigations or examinations of any nature, including Phase I and Phase II site assessments and any environmental sampling in respect of the Transferred Real Property.

Conduct of Business.

Operations.  Except as (i) otherwise expressly contemplated by or permitted under this Agreement; (ii) disclosed on Schedule 5.2; (iii) approved by the Bankruptcy Court (or any other court or other Governmental Authority in connection with any other bankruptcy, insolvency or similar proceeding filed by or in respect of Seller); or (iv) required by or resulting from any changes to applicable Laws, from and after the date of this Agreement and until the earlier of the Final Closing and the termination of this Agreement, Seller shall (A) conduct its operations in the Ordinary Course of Business, (B) not take any action inconsistent with this Agreement or with the consummation of the Final Closing, (C) use reasonable best efforts to preserve in the Ordinary Course of Business and in all material respects the present relationships of Seller with its respective customers, suppliers and others having significant business dealings with them, (D) not take any action to cause Seller’s representations and warranties set forth in ARTICLE IV to be untrue in any material respect as of any such date when such representation or warranty is made or deemed to be made and (E) not take any action that would reasonably be expected to materially prevent or delay the Closing. Subject to the exceptions contained in clauses (i) through (iv) of this Section 5.2(a), Seller agrees that, from and after the date of this Agreement and until the earlier of the Final Closing and the termination of this Agreement, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not:

declare, set aside or pay any dividend or make any distribution (whether in cash, securities or other property or by allocation of additional Indebtedness to Seller);

directly or indirectly, purchase, redeem or otherwise acquire any Equity Interests or any rights to acquire any Equity Interests of Seller;

materially change any of its financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as permitted by GAAP, a SEC rule, regulation or policy or applicable Law, or as modified as a result of the filing of the Bankruptcy Case;

adopt any amendments to its Organizational Documents;

sell, pledge, lease, transfer, assign or dispose of any Purchased Asset or permit any Purchased Asset to become subject to any Encumbrance, other than a Permitted Encumbrance, in each case, except in the Ordinary Course of Business or pursuant to a Contract in existence as of the date hereof (or entered into in compliance with this Section 5.2);

(A) incur or assume any Indebtedness for borrowed money or issue any debt securities, or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

discharge or satisfy any Indebtedness other than the discharge or satisfaction of any Indebtedness when due in accordance with its originally scheduled terms;

(A) increase the compensation or benefits of any Employee of Seller (except for increases in salary or wages in the Ordinary Course of Business with respect to Employees who are not current or former directors or officers of Seller), (B) grant any severance or termination pay to any Employee of Seller other than in the Ordinary Course of Business or as otherwise provided in this Agreement, (C) establish, adopt, enter into, amend or terminate any Benefit Plan (including any change to any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or any change to the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined), other than in the Ordinary Course of Business or as otherwise provided in this Agreement, except where any such action would reduce Seller’s costs or Liabilities pursuant to such plan, (D) grant any awards under any Benefit Plan (including any equity or equity-based awards), (E) increase or promise to increase or provide for the funding under any Benefit Plan, (F) forgive any loans to Employees of Seller or (G) exercise any discretion to accelerate the time of payment or vesting of any compensation or benefits under any Benefit Plan;

acquire (including by merger, consolidation, combination or acquisition of Equity Interests or assets) any Person or business or division thereof (other than acquisitions in the Ordinary Course of Business);

enter into any Contract that limits or otherwise restricts or that would reasonably be expected to, after the Final Closing, restrict or limit in any material respect (A) Purchaser or any of its Subsidiaries or any successor thereto or (B) any Affiliates of Purchaser or any successor thereto, in the case of each of clause (A) or (B), from engaging or competing in any line of business or in any geographic area;

except as disclosed on Schedule 5.2(a)(xi), enter into any new Contracts for capital expenditures  in connection with any single project or group of related projects; and

agree, in writing or otherwise, to take any of the foregoing actions.

Notice; Consent.  Seller shall and Purchaser shall use reasonable best efforts to, promptly give all notices to, obtain all material consents, approvals or authorizations from, and file all notifications and related materials with, any third parties (including any Governmental Authority) that may be or become necessary to be given or obtained by Seller, or Purchaser, respectively, in connection with the transactions contemplated by this Agreement. Seller and Purchaser shall, to the extent permitted by Law, promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the transactions contemplated by this Agreement and permit the other Party to review in advance any proposed substantive communication by such Party to any Governmental Authority.

Plan; Bankruptcy Court Approval.

Approval; Alternative Transaction.  This Agreement is subject to approval by the Bankruptcy Court.  Nothing contained herein shall be construed to prohibit Seller and its Related Persons from soliciting, considering, negotiating, agreeing to, or otherwise taking action in furtherance of, any Alternative Transaction but only to the extent that Seller determines in good faith that such actions are permitted or required by the Law or the Plan.

Plan; Confirmation Order; Sale Approval Order.  As soon as practicable after the date hereof, but in any event no later than five (5) Business Days hereafter, Seller shall file with the Bankruptcy Court a Plan and Disclosure Statement (and related notices and proposed Orders) (the “Plan”), in form and substance reasonably satisfactory to Purchaser, seeking entry of a confirmation order, in such form that is reasonably satisfactory to Purchaser (the “Confirmation Order”).  If reasonably requested by Purchaser, Seller shall file a motion to seek approval of the Bankruptcy Court to sell the Assets and the Business to Purchaser independent of the Plan pursuant to Section 363 of the Bankruptcy Code pursuant to an Order approved by Purchaser (the “Sale Approval Order”).  Seller shall use reasonable best efforts to obtain entry by the Bankruptcy Court of the Confirmation Order as soon as practicable.  To the extent reasonably practicable, Seller shall consult with and provide Purchaser a reasonable opportunity to review and comment on material motions, applications and supporting papers prepared by Seller in connection with this Agreement prior to the filing or delivery thereof in the Bankruptcy Case.

Confirmation Hearing.  Seller shall use its reasonable best efforts to (i) file with the Bankruptcy Court the Plan and Disclosure Statement as soon as practicable, and in no event later than June 30, 2010; (ii) cause the Bankruptcy Court to hold the Disclosure Statement hearing as soon as practicable according to applicable law, and in no event later than July 16, 2010; (iii) cause the Bankruptcy Court to hold the Confirmation Hearing as soon as practicable, and in no event later than August 9, 2010; and (iv) obtain entry of the Confirmation Order on the Bankruptcy Court’s docket as soon as practicable, and in no event no later than August 13, 2010 provided, however, that any of the deadlines set forth above (collectively, the “Bankruptcy Deadlines”) shall be shortened at the request of Purchaser by Seller filing such motions to be approved by the Bankruptcy Court or, alternatively, may be extended by agreement of the parties hereto or the Bankruptcy Court.

Compliance with Law.  Seller shall use reasonable best efforts to comply (or obtain an Order from the Bankruptcy Court waiving compliance) with all requirements under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure in connection with obtaining approval of the transactions contemplated by this Agreement, including serving on all required Persons in the Bankruptcy Case (including all holders of Encumbrances and parties to the Purchased Contracts), a notice of the Plan, related hearings and any objection deadline related thereto, all in accordance with the Federal Rules of Bankruptcy Procedure (as modified by Orders of the Bankruptcy Court), or other Orders of the Bankruptcy Court and any applicable local rules of the Bankruptcy Court.

Purchaser’s Review and Comment.  Seller shall provide Purchaser with a reasonable opportunity to review and comment on all motions, applications and supporting papers prepared by Seller in connection with this Agreement (including forms of Orders and of notices to interested parties) prior to the filing or delivery thereof in the Bankruptcy Case. All motions, applications and supporting papers prepared by Seller and relating to the approval of this Agreement (including forms of Orders and of notices to interested parties) to be filed or delivered on behalf of Seller shall be reasonably acceptable in form and substance to Purchaser. Seller shall provide written notice to Purchaser of all matters that are required to be served on Seller’s creditors pursuant to the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure. In the event the Confirmation Order or Sale Approval Order, if applicable, is appealed, Seller shall use its reasonable best efforts to defend such appeal.

Cooperation.  Purchaser agrees, to the extent reasonably requested by Seller, to cooperate with and assist Seller in seeking entry of the Confirmation Order or Sale Approval Order, if applicable, by the Bankruptcy Court, including attending all hearings related thereto.

Supplements to Excluded Assets; Assumed Liabilities and Excluded Liabilities.

Supplements Generally.  Subject to Section 5.4, Purchaser shall, until the date that is two (2) Business Days prior to the hearing, for confirmation of the Plan (the “Confirmation Hearing”) have the right to designate in writing (i) additional assets it wishes to designate as “Excluded Assets” on Schedule 2.2(k) (and may remove any Purchased Asset identified on Schedules 2.1 (c) through (h)), and (ii) additional Liabilities it wishes to designate as “Assumed Liabilities” on Schedule2.3(a)(xi). Promptly upon Purchaser’s designation of an additional asset as an “Excluded Asset” or an additional Liability as an “Assumed Liability,” the appropriate Schedule shall be updated to reflect such designation and such additional asset or additional Liability shall thereafter be deemed to be an Excluded Asset or Assumed Liability, as applicable, for all purposes under this Agreement.

Workers’ Compensation Claims.  Until the date that is two (2) Business Days prior to the Confirmation Hearing, Purchaser and Seller may mutually agree and jointly designate in writing any workers’ compensation Claims against Seller they wish to designate or remove as an additional Excluded Liability Schedule 2.3(b)(ix).

Assumption or Rejection of Contracts.

Assumable Executory Contracts.  Schedule 5.5(a), the “Assumable Executory Contract Schedule” sets forth a list of Executory Contracts entered into by Seller that Seller may assume and assign to Purchaser in accordance with this Section 5.5(a) (each, an “Assumable Executory Contract”). Any Contract identified on Schedule 5.5(a) shall automatically be designated as an Assumed Executory Contract and deemed to be set forth on the Assumed Executory Contract Schedule. Purchaser may, from the date hereof until the Executory Contract Designation Deadline, designate in writing any additional Executory Contract it wishes to designate as an Assumable Executory Contract and include on the Assumable Executory Contract Schedule, or any Assumable Executory Contract it no longer wishes to designate as an Assumable Executory Contract and remove from the Assumable Executory Contract Schedule; provided, however, that (i) Purchaser may not designate as an Assumable Executory Contract any (A) Rejectable Executory Contract, unless Seller has consented to such designation in writing or (B) Contract that has previously been rejected by Seller pursuant to Section 365 of the Bankruptcy Code, and (ii) Purchaser may not remove from the Assumable Executory Contract Schedule (x) any Contract on Schedule 5.5(a), and (y) any Contract that has been previously assumed by Seller pursuant to Section 365 of the Bankruptcy Code, unless Seller has consented to such removal in writing (such consent not to be unreasonably withheld, conditioned or delayed). For each Assumable Executory Contract, the Purchaser must determine, prior to the Executory Contract Designation Deadline, the date on which it seeks to have the assumption and assignment become effective, which date may be the Final Closing or a later date (but not an earlier date). The term “Executory Contract Designation Deadline” shall mean the date that is thirty (30) calendar days following the Final Closing, or if such date is not a Business Day, the next Business Day, or if mutually agreed upon by the Parties, any later date up to and including the Business Day immediately prior to the date of the confirmation hearing for Seller’s plan of liquidation or reorganization.

Rejectable Executory Contracts; Notice.  Seller may, from the date hereof until the Executory Contract Designation Deadline, provide written notice (a “Notice of Intent to Reject”) to Purchaser of Seller’s intent to designate any Executory Contract (that has not been designated as an Assumable Executory Contract or a Deferred Executory Contract) as a Rejectable Executory Contract (each a “Proposed Rejectable Executory Contract”). Following receipt of a Notice of Intent to Reject, Purchaser shall as soon as reasonably practicable, but in no event later than ten (10) calendar days following receipt of a Notice of Intent to Reject (the “Option Period”), provide Seller written notice of Purchaser’s designation of one or more Proposed Rejectable Executory Contracts identified in such Notice of Intent to Reject as an Assumable Executory Contract; provided, however, if the Notice of Intent to Reject is received by Purchaser at or after Final Closing and prior to the Executory Contract Designation Deadline, Purchaser may, in lieu of designating such Proposed Rejectable Executory Contract as an Assumable Executory Contract, designate such Proposed Rejectable Executory Contract as a Contract subject to subsequent designation by Purchaser as an Assumable Executory Contract pursuant to Section 5.5(a) (each a “Deferred Executory Contract”). Each Proposed Rejectable Executory Contract that has not been designated by Purchaser as an Assumable Executory Contract or Deferred Executory Contract during the applicable Option Period shall automatically, without further action by Seller, be designated as an Executory Contract that Seller may, but are not obligated to, reject pursuant Section 365 of the Bankruptcy Code (a “Rejectable  Executory Contract”).

Assumption Effective Date.  All Assumable Executory Contracts shall be assumed and assigned to Purchaser on the date (the “Assumption Effective Date”) that is the later of (i) the date designated by the Purchaser and (ii) the date following expiration of the objection deadline if no objection, other than to the Cure Amount, has been timely filed or the date of resolution of any objection unrelated to Cure Amount, as provided in the Plan; provided, however, that in the case of all Assumable Executory Contracts identified on Schedule 5.5(a), the Assumption Effective Date shall be the Final Closing Date. On the Assumption Effective Date for any Assumable Executory Contract, such Assumable Executory Contract shall be deemed to be a Purchased Contract hereunder. If it is determined under the procedures set forth in the Plan that Seller may not assume and assign to Purchaser any Assumable Executory Contract, such Executory Contract shall cease to be an Assumable Executory Contract and shall be an Excluded Contract and a Rejectable Executory Contract. Notwithstanding anything else to the contrary herein, any Executory Contract that has not been specifically designated as an Assumable Executory Contract as of the Executory Contract Designation Deadline, including any Deferred Executory Contract, shall automatically be deemed to be a Rejectable Executory Contract and an Excluded Contract hereunder. Seller shall have the right, but not the obligation, to reject, at any time following the date hereof, any Rejectable Executory Contract; provided, however, that Seller shall not reject any Contract that affects both Owned Real Property and Excluded Real Property (whether designated on Schedule 2.1(g) or now or hereafter designated on Schedule 2.2(c), including any such Executory Contract that involves the provision of water, water treatment, electric, fuel, gas, telephone and other utilities to any facilities located at the Excluded Real Property, whether designated on Schedule 2.1(g) or now or hereafter designated on Schedule 2.2(c) (the “Shared Executory Contracts”), without the prior written consent of Purchaser.

Assumable Executory Contracts; Payment.  At and after the Final Closing Date and until the Executory Contract Designation Deadline, Purchaser shall be obligated to pay or cause to be paid all amounts due in respect of Seller’s performance (i) under each Deferred Executory Contract for so long as such Contract remains a Deferred Executory Contract and (ii) under each Assumable Executory Contract as long as such Contract remains an Assumable Executory Contract. At and after the Final Closing Date and until such time as any Shared Executory Contract is either (y) rejected by Seller pursuant to the provision set forth in this Section 5.5 or (z) assumed by Seller and subsequently modified with Purchaser’s consent so as to no longer be applicable to the affected Owned Real Property, Purchaser shall reimburse Seller as and when requested by Seller for Purchaser and its Affiliates’ allocable share of all costs and expenses incurred under such Shared Executory Contract.

Compliance.  Seller and Purchaser shall comply with the procedures set forth in the Plan with respect to the assumption and assignment or rejection of any Executory Contract pursuant to, and in accordance with, this Section 5.5.

No Adjustment to Purchase Price.  No designation of any Executory Contract for assumption and assignment or rejection in accordance with this Section 5.5 shall give rise to any right to any adjustment to the Purchase Price.

Executory Contracts Necessary to Business.  Without limiting the foregoing, if, following the Executory Contract Designation Deadline, Seller or Purchaser identify an Executory Contract that has not previously been identified as a Contract for assumption and assignment, and such Contract is important to Purchaser’s ability to use or hold the Purchased Assets or operate its businesses in connection therewith, Seller will assume and assign such Contract and assign it to Purchaser without any adjustment to the Purchase Price; provided that Purchaser consents and agrees at such time to (i) assume such Executory Contract and (ii) and discharge all Cure Amounts in respect hereof.

Purchaser Assumed Debt. Purchaser shall use reasonable best efforts to the terms of a restructuring of the Purchaser Assumed Debt so as to be assumed by Purchaser immediately prior to the Final Closing. Purchaser shall use reasonable best efforts to enter into definitive financing agreements with respect to the Purchaser Assumed Debt so that such agreements are in effect as promptly as practicable but in any event no later than the Final Closing.

Further Assurances.  Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all actions necessary, proper or advisable to consummate and make effective as promptly as practicable, the transactions contemplated by this Agreement in accordance with the terms hereof and to bring about the satisfaction of all other conditions to the other Parties’ obligations hereunder; provided, however, that nothing in this Agreement shall obligate Seller or Purchaser, or any of their respective Affiliates, to waive or modify any of the terms and conditions of this Agreement or any documents contemplated hereby, except as expressly set forth herein.  The Parties shall negotiate the forms, terms and conditions of the Ancillary Agreements, to the extent the forms thereof are not attached to this Agreement, on the basis of the respective term sheets attached to this Agreement, in good faith, with such Ancillary Agreements to set forth terms on an Arms-Length Basis and incorporate usual and customary provisions for similar agreements.

Notifications.

Seller’s Representations and Warranties.  Seller shall give written notice to Purchaser as soon as practicable upon becoming aware of any event, circumstance, condition, fact, effect or other matter that resulted in, or that would reasonably be likely to result in (i) any representation or warranty set forth in Section 4.1 being or becoming untrue or inaccurate in any material respect as of any date on or after the date hereof (as if then made, except to the extent such representation or warranty is expressly made only as of a specific date, in which case, as of such date), (ii) the failure by Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Seller under this Agreement or (iii) a condition to the Closing set forth in Section 6.1 or Section 6.2 becoming incapable of being satisfied; provided, however, that no such notification shall affect or cure a breach of any of Seller’s representations or warranties, a failure to perform any of the covenants or agreements of Seller or a failure to have satisfied the conditions to the obligations of Seller under this Agreement. Such notice shall be in form of a certificate signed by an executive officer of Seller setting forth the details of such event and the action which Seller proposes to take with respect thereto.

Purchaser’s Representations and Warranties.  Purchaser shall give written notice to Seller as soon as practicable upon becoming aware of any event, circumstance, condition, fact, effect or other matter that resulted in, or that would reasonably be likely to result in (i) any representation or warranty set forth in Section 4.2 being or becoming untrue or inaccurate in any material respect with respect to Purchaser as of any date on or after the date hereof (as if then made, except to the extent such representation or warranty is expressly made only as of a specific date, in which case as of such date), (ii) the failure by Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Purchaser under this Agreement or (iii) a condition to the Closing set forth in Section 6.1 or Section 6.3 becoming incapable of being satisfied; provided, however, that no such notification shall affect or cure a breach of any of Purchaser’s representations or warranties, a failure to perform any of the covenants or agreements of Purchaser or a failure to have satisfied the conditions to the obligations of Purchaser under this Agreement. Such notice shall be in a form of a certificate signed by an executive officer of Purchaser setting forth the details of such event and the action which Purchaser proposes to take with respect thereto.

Compliance Remediation. Except with respect to the Excluded Assets or Excluded Liabilities, prior to the Closing, Seller shall use reasonable best efforts to cure in all material respects any instances of non-compliance with Laws or Orders, failures to possess or maintain Permits or defaults under Permits.

Tax Matters; Cooperation.

Tax Returns.  Prior to the Final Closing Date, Seller shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed prior to such date(taking into account any extension of time to file granted or obtained) that relate to Seller and the Purchased Assets in a manner consistent with past practices (except as otherwise required by Law), and shall provide Purchaser prompt opportunity for review and comment and shall obtain Purchaser’s written approval prior to filing any such Tax Returns. After the Final Closing Date, at Purchaser’s election, Purchaser shall prepare, and Seller shall timely file, any Tax Return relating to Seller for any Pre-Closing Tax Period or Straddle Period due after the Final Closing Date or other taxable period of any entity that includes the Final Closing Date, subject to the right of the Seller to review any such material Tax Return. Purchaser shall prepare and file all other Tax Returns required to be filed after the Final Closing Date in respect of the Purchased Assets. Seller shall prepare and file all other Tax Returns relating to the Post-Closing Tax Period of Seller, subject to the prior review and approval of Purchaser, which approval may be withheld, conditioned or delayed with good reason. Seller shall not be entitled to any payment or other consideration in addition to the Purchase Price with respect to the acquisition or use of any Tax items or attributes by Purchaser. At Purchaser’s request, Seller shall designate Purchaser or any of its Affiliates as a substitute agent for Seller for Tax purposes. Purchaser shall be entitled to make all determinations, including the right to make or cause to be made any elections with respect to Taxes and Tax Returns of Seller with respect to Pre-Closing Tax Periods and Straddle Periods. Purchaser shall have the sole right to represent the interests, as applicable, of Seller in any Tax proceeding in connection with any Tax Liability or any Tax item for any Pre-Closing Tax Period, Straddle Period or other Tax period affecting any such earlier Tax period.

Taxes.  All Taxes required to be paid by Seller for any Pre-Closing Tax Period or any Straddle Period shall be timely paid. To the extent a Party hereto is liable for a Tax pursuant to this Agreement and such Tax is paid or payable by another Party or such other Party’s Affiliates, the Party liable for such Tax shall make payment in the amount of such Tax to the other Party no later than three (3) days prior to the due date for payment of such Tax, unless a later time for payment is agreed to in writing by such other Party. To the extent that Seller receives or realizes the benefit of any Tax refund, abatement or credit that is a Purchased Asset, Seller shall transfer an amount equal to such refund, abatement or credit to Purchaser within fourteen (14) days of receipt or realization of the benefit.

Cooperation.  Purchaser and Seller shall provide each other with such assistance and non-privileged information relating to the Purchased Assets as may reasonably be requested in connection with any Tax matter, including the matters contemplated by this Section 5.10, the preparation of any Tax Return or the performance of any audit, examination or other proceeding by any Taxing Authority, whether conducted in a judicial or administrative forum. Purchaser and Seller shall retain and provide to each other all non-privileged records and other information reasonably requested by the other and that may be relevant to any such Tax Return, audit, examination or other proceeding.

Examinations; Audits.  After the Closing, at Purchaser’s election, Purchaser shall exercise exclusive control over the handling, disposition and settlement of any inquiry, examination or proceeding (including an audit) by a Governmental Authority (or that portion of any inquiry, examination or proceeding by a Governmental Authority) with respect to Seller, provided that to the extent any such inquiry, examination or proceeding by a Governmental Authority could materially affect the Taxes due or payable by Seller, Purchaser shall control the handling, disposition and settlement thereof, subject to reasonable consultation rights of Seller. Each Party shall notify the other Party (or Parties) in writing promptly upon learning of any such inquiry, examination or proceeding. The Parties shall cooperate with each other in any such inquiry, examination or proceeding as a Party may reasonably request. Seller shall not extend, without Purchaser’s prior written consent, the statute of limitations for any Tax for which Purchaser or any of its Affiliates may be liable.

Transfer Taxes; Tax Returns.  Notwithstanding anything contained herein, Purchaser shall prepare and Seller shall timely file all Tax Returns required to be filed in connection with the payment of Transfer Taxes.

Elections; Settlements; Extensions; Refunds.  From the date of this Agreement to and including the Final Closing Date, except to the extent relating solely to an Excluded Asset or Excluded Liability, Seller shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed, and shall not be withheld if not resulting in any Tax impact on Purchaser or any Purchased Asset), (i) make, change, or terminate any material election with respect to Taxes (including elections with respect to the use of Tax accounting methods) of Seller, (ii) settle or compromise any Claim or assessment for Taxes (including refunds) that could be reasonably expected to result in any adverse consequence on Purchaser or any Purchased Asset following the Final Closing Date, (iii) agree to an extension of the statute of limitations with respect to the assessment or collection of the Taxes of Seller, or (iv) make or surrender any Claim for a refund of a material amount of the Taxes of Seller or file an amended Tax Return with respect to a material amount of Taxes.

Employees; Benefit Plans; Labor Matters.

Transferred Employees. Effective as of the Final Closing Date, Purchaser, after consultation with Seller, shall make an offer of employment to certain of Seller’s employees.  Each such employee who accepts employment and commences working for Purchaser shall become a “Transferred Employee”.  On the Final Closing Date, Seller shall terminate the employment of all of its employees to whom no offer of employment was made or such offer of employment by Purchaser was not accepted.  Subject to Section 3.2(b), as soon as practical after the Final Closing Date, but in any event within the time required by any applicable Law, Seller shall pay Severance to each of its employees to whom no offer of employment was made.  Seller agrees that such Severance payments are taxable wages subject to all applicable tax withholdings, Seller shall make appropriate withholdings, and Seller shall pay employer’s share of FICA.  From the Final Closing Date until the date six months after the Final Closing Date, if any Transferred Employee’s employment is terminated by action of the Purchaser other than for Cause, Purchaser shall be obligated to pay into a fund controlled by Seller’s bankruptcy estate an amount equal to the Severance less the amount of taxes required to be paid thereon by the Purchaser as employer, and then net of any employment of income taxes required to be withheld from the gross wages so payable, with the total of such amount to be distributed by Seller to such terminated Transferred Employees in amounts determined under the Plan or by other Order of the Bankruptcy Court, to be paid to Seller in such amount as authorized by the Bankruptcy Court, payable in cash by wire transfer of immediately available funds as soon as practicable after the date six months after the Final Closing Date or as directed by the Bankruptcy Court.

No Third Party Beneficiaries. Nothing contained herein, express or implied, (i) is intended to confer or shall confer upon any Employee or Transferred Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, (ii) is intended to confer or shall confer upon any individual or any legal Representative of any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees and including collective bargaining agents or representatives) any right as a third-party beneficiary of this Agreement, or (iii) shall be deemed to confer upon any such individual or legal Representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal Representative shall be entitled to look only to the express terms of any such plans, program or arrangement for his or her rights thereunder.

Plan Authority.  Nothing contained herein, express or implied, shall prohibit Purchaser from, subject to applicable Law, adding, deleting or changing providers of benefits, changing, increasing or decreasing co-payments, deductibles or other requirements for coverage or benefits (e.g., utilization review or pre-certification requirements), and/or making other changes in the administration or in the design, coverage and benefits provided to such Transferred Employees.  Without reducing the obligations of Purchaser as set forth in Section 5.11(a), no provision of this Agreement shall be construed as a limitation on the right of Purchaser to suspend, amend, modify or terminate any employee benefit plan.  Further, (i) no provision of this Agreement shall be construed as an amendment to any employee benefit plan, and (ii) no provision of this Agreement shall be construed as limiting Purchaser’s discretion and authority to interpret the respective employee benefit and compensation plans, agreements arrangements, and programs, in accordance with their terms and applicable Law.

Non-solicitation.  Seller shall not, for a period of two (2) years from the Final Closing Date, without Purchaser’s written consent, solicit, offer employment to or hire any Transferred Employee.

Trademarks.

Seller’s Corporate Name.  At or before the Final Closing, Seller shall take any and all actions that are reasonably necessary to change the corporate name of Seller to a new name that bears no resemblance to Seller’s present corporate name and that does not contain, and is not confusingly similar with, any of the Trademarks.

Intellectual Property; Protection and Maintenance.  From and after the date of this Agreement and, until the earlier of the Final Closing or termination of this Agreement, Seller shall use its reasonable best efforts to protect and maintain the Intellectual Property owned by Seller that is material to the conduct of the Business in a manner that is consistent with the value of such Intellectual Property.

Seller’s Intellectual Property.  At or prior to the Final Closing, Seller shall provide a true, correct and complete list setting forth all worldwide patents, patent applications, trademark registrations and applications and copyright registrations and applications included in the Intellectual Property owned by Seller.

Confidentiality. During the Confidentiality Period, Seller  shall treat all trade secrets and all other proprietary, legally privileged or sensitive information related to the Seller, the Purchased Assets and/or the Assumed Liabilities (collectively, the “Confidential Information”), whether furnished before or after the Closing, whether documentary, electronic or oral, labeled or otherwise identified as confidential, and regardless of the form of communication or the manner in which it is or was furnished, as confidential, preserve the confidentiality thereof, not use or disclose to any Person such Confidential Information and instruct their Related Persons who have had access to such information to keep confidential such Confidential Information. The “Confidentiality Period” shall be a period commencing on the date hereof and (a) with respect to a trade secret, continuing for as long as it remains a trade secret and (b) for all other Confidential Information, ending four (4) years from the Final Closing Date. Confidential Information shall be deemed not to include any information that (i) is now available to or is hereafter disclosed in a manner making it available to the general public, in each case, through no act or omission of Seller or its Related Persons, or (ii) is required by Law to be disclosed, including any applicable requirements of the SEC or any other Governmental Authority responsible for securities Law regulation and compliance or any stock market or stock exchange on which Seller’s securities are listed.

Pikeville Office.  Purchaser shall maintain a business office in Pikeville, KY for no less than twelve months from the Final Closing Date.

6.           CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES.

Conditions to Obligations of Purchaser and Seller.  The respective obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment or written waiver (to the extent permitted by applicable Law), prior to or at the Closing, of each of the following conditions:

Confirmation Order; Sale Approval Order.  The Bankruptcy Court shall have entered the Confirmation Order or Sale Approval Order on terms acceptable to the Parties, and such Order shall be a Final Order and shall not have been vacated, stayed or reversed; provided, however, that the conditions contained in this Section 6.1(a) shall be satisfied notwithstanding the pendency of an appeal if the effectiveness of the Confirmation Order or Sale Approval Order, as applicable, has not been stayed.

No Contravening Order or Law.  No Order or Law of a United States Governmental Authority shall be in effect that declares this Agreement invalid or unenforceable or that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement (including without limitation any regulatory approval).

Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment or written waiver, prior to or at the Initial Closing, of each of the following conditions:

Purchaser Completion of Due Diligence.  The Purchaser shall have completed its due diligence review of the Seller, the Purchased Assets and the Business of the Seller on or before entry of the Final Closing Date.  This condition will be deemed to have been satisfied and the Purchaser will be deemed to have completed its due diligence unless, prior to the entry of the Confirmation Order, the Purchaser provides the Seller with written notice of its dissatisfaction with the due diligence review.

Purchaser Capitalization.  Purchaser shall have raised on or before the Initial Closing $6.0 million by public offering or otherwise.

Certain Claims.

Negotiated new or amended Contracts with each of AT&T and Windstream on terms satisfactory to Buyer in its sole discretion where AT&T and Windstream have each otherwise released all Claims against Seller not otherwise being assumed by Purchaser.

Negotiated terms for the Purchaser Assumed Debt satisfactory to Purchaser in its sole discretion.

Seller’s Representations and Warranties.  Each of the representations and warranties of Seller contained in Section 4.1 of this Agreement shall be true and correct (disregarding for the purposes of such determination any qualification as to materiality or Material Adverse Effect) as of the Initial Closing Date as if made on the Initial Closing Date (except for representations and warranties that speak as of a specific date or time, which representations and warranties shall be true and correct only as of such date or time), except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect.

Compliance with Agreement.  Seller shall have performed or complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by Seller prior to or at the Initial Closing.

Regulatory Approvals.  Purchaser shall have obtained all necessary regulatory approvals.

Seller’s Deliverables.  Seller shall have delivered, or caused to be delivered, to Purchaser:

a certificate executed as of the Initial Closing Date by a duly authorized representative of Seller, on behalf of Seller and not in such authorized representative’s individual capacity, certifying that the conditions set forth in Section 6.2(d) and Section 6.2(e) have been satisfied;

a Recipient’s Agreement, substantially in the form attached hereto as Exhibit A, for each Recipient, each in a form reasonably satisfactory to the Parties and duly executed by the appropriate Recipients;

an omnibus bill of sale, substantially in the form attached hereto as Exhibit B (the “Bill of Sale”), together with transfer tax declarations and all other instruments of conveyance that are necessary to effect transfer to Purchaser of title to the Purchased Assets, each in a form reasonably satisfactory to the Parties and duly executed by the Seller;

an omnibus assignment and assumption agreement, substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), together with all other instruments of assignment and assumption that are necessary to transfer the Purchased Contracts and Assumed Liabilities to Purchaser, each in a form reasonably satisfactory to the Parties and duly executed by the Seller;

an omnibus intellectual property assignment agreement, substantially in the form attached hereto as Exhibit D (the “Intellectual Property Assignment Agreement”), duly executed by the Seller;

all quitclaim deeds or deeds without warranty (or equivalents for those parcels of Owned Real Property located in jurisdictions outside of the United States), in customary form, subject only to Permitted Encumbrances, conveying the Owned Real Property to Purchaser (the “Quitclaim Deeds”), duly executed by the Seller;

all required Transfer Tax or sales disclosure forms relating to the Transferred Real Property (the “Transfer Tax Forms”), duly executed by the Seller;

an assignment and assumption of the leases and subleases underlying the Leased Real Property, in substantially the form attached hereto as Exhibit E (the “Assignment and Assumption of Real Property Leases”), duly executed by Seller; provided, however, that if it is required for the assumption and assignment of any lease or sublease underlying a Leased Real Property that a separate assignment and assumption for such lease or sublease be executed, then a separate assignment and assumption of such lease or sublease shall be executed in a form substantially similar to Exhibit E or as otherwise required to assume or assign such Leased Real Property;

a certificate of an officer of Seller (A) certifying that attached to the certificate are true and complete copies of (1) Seller’s Organizational Documents, each as amended through and in effect on the Initial Closing Date and (2) resolutions of the board of directors of Seller, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party, the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements, and (B) certifying as to the incumbency of the officer(s) of Seller executing this Agreement and the Ancillary Agreements to which Seller is a party;

a certificate in compliance with Treas. Reg. §1.1445-2(b)(2) that Seller is not a foreign person as defined under Section 897 of the Tax Code;

a certificate of good standing for Seller from the Commonwealth of Kentucky; and

all books and records of Seller described in Section 2.1(j).

Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment or written waiver, prior to or at the Closing, of each of the following conditions:

Purchaser’s Representations and Warranties.  Each of the representations and warranties of Purchaser contained in Section 4.2 of this Agreement shall be true and correct (disregarding for the purpose of such determination any qualification as to materiality or Purchaser Material Adverse Effect) as of the Closing Date as if made on such date (except for representations and warranties that speak as of a specific date or time, which representations and warranties shall be true and correct only as of such date or time), except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Purchaser Material Adverse Effect.

Compliance with Agreement.  Purchaser shall have performed or complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it prior to or at the Initial Closing.

Purchaser’s Deliverables.  Purchaser shall have delivered, or caused to be delivered, to Seller:

The Purchase Price including the LNS Shares stock certificates evidencing the Parent Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer, including any required stamps affixed thereto;

a certificate executed as of the Initial Closing Date by a duly authorized representative of Purchaser, on behalf of Purchaser and not in such authorized representative’s individual capacity, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) are satisfied;

the Bill of Sale, together with all other documents described in Section 6.2(d)(ii), each duly executed by Purchaser;

the Assignment and Assumption Agreement, together with all other documents described in Section 7.2(d)(iii), each duly executed by Purchaser;

the Intellectual Property Assignment Agreement, duly executed by Purchaser;

the Transfer Tax Forms, duly executed by Purchaser to the extent required;

the Assignment and Assumption of Real Property Leases, together with all other documents described in Section 7.2(d)(vii), each duly executed by Purchaser;

a certificate of a duly authorized representative of Purchaser (A) certifying that attached to such certificate are true and complete copies of (1) Purchaser’s Organizational Documents, each as amended through and in effect on the Initial Closing Date and (2) resolutions of the board of directors of Purchaser, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Purchaser is a party, the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements, and (B) certifying as to the incumbency of the officer(s) of Purchaser executing this Agreement and the Ancillary Agreements to which Purchaser is a party; and

a certificate of good standing for Purchaser from the Secretary of State of Kentucky.

7.           TERMINATION.

Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Final Closing Date as follows:

by the mutual written consent of Seller and Purchaser;

by either Seller or Purchaser, if (i) the Final Closing Date shall not have occurred on or before October 15, 2010, or such later date as the Parties may agree in writing, such date not to be later than November 15, 2010 (as extended, the “End Date”), and (ii) the Party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure of the transactions contemplated hereby to close on or before such date;

by either Seller or Purchaser, if the Bankruptcy Court shall not have entered the Confirmation Order by August 13, 2010;

by Purchaser, if any Bankruptcy Deadline is not met;

by either Seller or Purchaser, if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a Final Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the sale of a material portion of the Purchased Assets;

by Seller, if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform has not been cured by the End Date, provided that (i) Seller shall have given Purchaser written notice, delivered at least fifteen (15) days prior to such termination, stating Seller’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination and (ii) Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Seller is then in material breach of any its representations, warranties, covenants or other agreements set forth herein;

by Purchaser, if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would (if it occurred or was continuing as of the Initial Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be fulfilled, (ii) cannot be cured by the End Date, provided that (i) Purchaser shall have given Seller written notice, delivered at least thirty (30) days prior to such termination, stating Purchaser’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination and (iii) Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if Purchaser is then in material breach of any its representations, warranties, covenants or other agreements set forth herein; or

by either Seller or Purchaser, if a competing Plan of Reorganization to the of the Seller is presented in the Bankruptcy Case or the Bankruptcy Court shall have entered an Order approving an Alternative Transaction.

Procedure and Effect of Termination.

Agreement Null and Void; Survival.  If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become null and void and have no effect, and all obligations of the Parties hereunder shall terminate, except for those obligations of the Parties set forth this Section 7.2 and ARTICLE VIII, which shall remain in full force and effect; provided that nothing herein shall relieve any Party from Liability for any material breach of any of its representations, warranties, covenants or other agreements set forth herein. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement shall, to the extent practicable, be withdrawn from the agency or other Person to which they were made.

Expense Reimbursement.  If this Agreement is terminated because of (i) an Alternative Transaction, (ii) by Seller or Purchaser pursuant to Section 7.1(a), Section 7.1(b), Section 7.1(c), or Section 7.1(e), or (iii) by Purchaser pursuant to Section 7.1(d), Section 7.1(g), or Section 7.1(h), Seller shall reimburse Purchaser for its reasonable, out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby; provided, however, such costs and expenses shall not exceed $200,000 (the “Expense Reimbursement”).  The Expense Reimbursement shall be paid as an administrative expense Claim of Seller pursuant to Section 503(b)(1) of the Bankruptcy Code.

Confidentiality.  If this Agreement is terminated for any reason, Purchaser shall, and shall cause each of its Affiliates and Related Persons to, treat and hold as confidential all Confidential Information, whether documentary, electronic or oral, labeled or otherwise identified as confidential, and regardless of the form of communication or the manner in which it was furnished. For purposes of this Section 7.2(c), Confidential Information shall be deemed not to include any information that (i) is now available to or is hereafter disclosed in a manner making it available to the general public, in each case, through no act or omission of Purchaser, any of its Affiliates or any of their Related Persons, or (ii) is required by Law to be disclosed.

8.           MISCELLANEOUS.

Successors and Assigns.  Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect.  This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Governing Law; Jurisdiction.  This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the Commonwealth of Kentucky (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the Laws of such Commonwealth are superseded by the Bankruptcy Code.  For so long as the Seller are subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of the Bankruptcy Court.  After the Seller is no longer subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, any state or federal court having competent jurisdiction over Fayette County, Kentucky.

Waiver of Jury Trial. EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

Enforcement of Agreement.  The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall, without the posting of a bond, be entitled, subject to a determination by a court of competent jurisdiction, to an injunction or injunctions to prevent any such failure of performance under, or breaches of, this Agreement, and to enforce specifically the terms and provisions hereof and thereof, this being in addition to all other remedies available at law or in equity, and each party agrees that it will not oppose the granting of such relief on the basis that the requesting party has an adequate remedy at law.

Expenses.  Except as otherwise provided herein, each of the parties hereto shall pay its own fees, costs and expenses, including fees and disbursements of counsel, financial advisors, investment bankers, accountants and other agents and representatives, incurred in connection with the negotiations and execution of this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.  In furtherance of the foregoing, the Purchaser shall be solely responsible for (a) all expenses incurred by it in connection with its due diligence review of Seller, including surveys, title work, title inspections, title searches, environmental testing or inspections, building inspections, Uniform Commercial Code lien and other searches and (b) any cost (including any filing fees) incurred by it in connection with notarization, registration or recording of this Agreement or any related agreement required by applicable Law.

No Successor or Transferee Liability. Except where expressly prohibited under applicable Law or otherwise expressly ordered by the Bankruptcy Court, upon the Final Closing, neither Purchaser nor any of its Affiliates or stockholders shall be deemed to (a) be the successor of Seller; (b) have, de facto, or otherwise, merged with or into Seller; (c) be a mere continuation or substantial continuation of Seller or the enterprise of Seller; or (d) other than as set forth in this Agreement, be liable for any acts or omissions of Seller in the conduct of Seller’s business or arising under or related to the Purchased Assets. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, neither Purchaser nor any of its Affiliates or stockholders shall be liable for any Claims against Seller or any of its predecessors or Affiliates, and neither Purchaser nor any of its Affiliates or stockholders shall have any successor, transferee or vicarious Liability of any kind or character whether known or unknown as of the Final Closing, whether now existing or hereafter arising, or whether fixed or contingent, with respect to Seller’s business or any obligations of Seller arising prior to the Final Closing, except as provided in this Agreement, including Liabilities on account of any Taxes arising, accruing, or payable under, out of, in connection with, or in any way relating to the operation of Seller’s business prior to the Final Closing.

Broker’s and Finder’s Fees.  Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement.

Severability.  If any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given:  (i) on the date of service, if served personally on the party to whom notice is to be given; (ii) on the day of transmission, if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after delivery to UPS or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Seller:

Jamie L. Harris, Esq.
DelCotto Law Group PLLC
200 North Upper Street
Lexington, Kentucky 40507
Telephone: (859) 231-5800
Facsimile: (859) 281-1179

Copy to:

DelCotto Law Group, PLLC
200 North Upper Street
Lexington, Kentucky 40507
Attention: Laura Day DelCotto, Esq.
Telephone: (859) 231-5800
Facsimile: (859) 281-1179

If to Purchaser:

Lightyear Network Solutions, Inc.
1901 Eastpoint Parkway
Louisville, Kentucky  40223
Attention:  General Counsel
Telephone: (502) 244-6666
Facsimile:  (502) 515-4138

Copy to:

Frost Brown Todd LLC
250 West Main Street, Suite 2800
Lexington, KY 40507
Attn:  Robert V. Sartin, Esq.

Telephone: (859) 231-0000

Facsimile: (859) 231-0011

Any party may change its address for the purpose of this Section 8.9 by giving the other party written notice of its new address in the manner set forth above.

Amendments; Waivers.  This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance.  Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Public Announcements.  Promptly after the execution and delivery of this Agreement, the parties shall make a joint press release in form and substance reasonably satisfactory to both of them regarding the transaction contemplated herein. Thereafter, no party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written approval of the other parties, unless a press release or public announcement is required by Law or Order of the Bankruptcy Court.  If any such announcement or other disclosure is required by Law or Order of the Bankruptcy Court, the disclosing party agrees to give the non-disclosing party or parties prior notice of, and an opportunity to comment on, the proposed disclosure.  The parties acknowledge that the Seller shall file this Agreement with the Bankruptcy Court in connection with obtaining the Confirmation Order.

Entire Agreement.  This Agreement, the Ancillary Agreements and the Confidentiality Agreement contain the entire understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.  All schedules to this Agreement and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

Parties in Interest.  Nothing in this Agreement is intended to or shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Seller and the Purchaser and their respective successors and permitted assigns.  Nothing in this Agreement is intended to or shall relieve or discharge the obligations or liability of any third Persons to the Seller or the Purchaser.  This Agreement is not intended to nor shall give any third Persons any right of subrogation or action over or against the Seller or the Purchaser.

Time Periods. Unless otherwise specified in this Agreement, an action required under this Agreement to be taken within a certain number of days or any other time period specified herein shall be taken within the applicable number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a day that is not a Business Day, the period during which such action may be taken shall be automatically extended to the next Business Day.

Headings.  The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Counterparts; Facsimiles.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement. All signatures of the parties may be transmitted by facsimile or electronic delivery, and each such facsimile signature or electronic delivery signature (including a pdf signature) will, for all purposes, be deemed to be the original signature of the party whose signature it reproduces and be binding upon such party.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SE ACQUISITIONS, LLC

By	/s/ Stephen Lochmueller

Title	President

(“Purchaser”)

LIGHTYEAR NETWORK SOLUTIONS, INC.

By	/s/ Stephen Lochmueller

Title	President

(“Parent”)

SOUTHEAST TELEPHONE, INC.

By	/s/ Darrell Maynard

Title	President

(“Seller”)

Exhibit A

[           ], 2010

Lightyear Network Solutions, Inc.
1901 Eastpoint Parkway
Louisville, Kentucky 40223

RE:           Lightyear Network Solutions, Inc. (“LNS”)

Ladies & Gentlemen:

Pursuant to the terms of that certain Asset Purchase Agreement dated of even date herewith by and between SE Acquisitions, LLC, LNS, and Southeast Telephone, Inc. (the “Asset Purchase Agreement”), and upon the closing of the Asset Purchase Agreement on the Final Closing Date (“Final Closing Date”) and the delivery of this Letter Agreement (“Letter Agreement”) to LNS, the undersigned will be a Recipient of certain shares of common stock of LNS (the “LNS Shares”).  LNS proposes to carry out a private offering of shares (the “Offering”).  The undersigned recognizes that the Offering will be of benefit to the undersigned and will benefit LNS by, among other things, allowing LNS to raise additional capital for its operations and future acquisitions.  The undersigned acknowledges that LNS is relying on the representations and agreements of the undersigned contained in this letter agreement in carrying out the Offering.

In consideration of the foregoing, the undersigned hereby agrees that the undersigned will not, (and will cause any spouse or immediate family member of the spouse or the undersigned living in the undersigned’s household not to), without the prior written consent of LNS (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any LNS Shares, by the undersigned (or such spouse or family member), for a period commencing on the date hereof and continuing through the close of trading on the first annual anniversary of the Final Closing Date (the “Lock-up Period”); provided, that the foregoing restrictions shall not apply to the transfer of any or all of the LNS Shares owned by the undersigned, either during his lifetime or on death, by gift, will or intestate succession to the immediate family of the undersigned or to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his immediate family; provided, however, that in any such case, it shall be a condition to such transfer that the transferee executes and delivers to LNS an agreement stating that the transferee is receiving and holding the LNS Shares subject to the provisions of this letter agreement, and there shall be no further transfer of such LNS Shares, except in accordance with this Letter Agreement.

During the Lock-up Period, certificates representing all LNS Shares received by the undersigned shall have endorsed across the face or back thereof the following legend:

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“The shares of stock represented by this certificate are subject to a Letter Agreement dated as of ___________ __, 2010, between LNS and the holder of this certificate.  No sale or other transfer of the shares of stock represented by this certificate may be effected except pursuant to the terms of said Agreement.”

The undersigned also agrees and consents to the entry of stop transfer instructions with LNS’s transfer agent and registrar against the transfer of LNS Shares except in compliance with the foregoing restrictions.

This agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.

Printed Name of Holder

Signature

Printed Name of Person Signing

(and indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

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Exhibit B

BILL OF SALE

This Bill of Sale (this “Bill of Sale”), dated as of ___________, 2010, is between (i) Southeast Telephone, Inc., a Kentucky corporation (“Seller”), and (ii) SE Acquisitions, LLC, a Kentucky limited liability company (“Purchaser”).

RECITALS

A.            This Bill of Sale is being entered into to effect the transactions contemplated by the Asset Purchase Agreement, dated the __ day of ________, 2010 (the “Agreement”), by and between Purchaser, Seller and Lightyear Network Solutions, Inc., f/k/a Libra Alliance Corporation, a Nevada corporation.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

9.             Definitions.  All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

10.           Assignment.  Pursuant to the Agreement, Seller does hereby sell, grant, convey, transfer, assign, and deliver to Purchaser as of the date hereof, in accordance with and subject to the terms of the Agreement, all of Seller’s right, title and interest in, to and under the Purchased Assets.

11.           Conflict.  This Bill of Sale is subject to all the terms and conditions of the Agreement.  No provision of this Bill of Sale shall be deemed to enlarge, alter or amend the terms or provisions of the Agreement.  Notwithstanding anything to the contrary set forth herein, if there is any conflict between the terms and conditions of this Bill of Sale and the terms and conditions of the Agreement, the terms and conditions of the Agreement shall control.

12.           Binding Effect.  This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.           Counterparts.  This Bill of Sale may be executed in one or more counterparts (including by means of facsimile or e-mail signature pages) and all such counterparts taken together shall constitute one and the same agreement.

14.           Governing Law.  This Bill of Sale shall be governed by and construed according to the laws of the Commonwealth of Kentucky, without regard to or application of its conflict of laws rules.

15.           Entire Agreement.  All prior negotiations and agreements by and among the parties hereto with respect to the subject matter hereof are superseded by this Bill of Sale, the Agreement, the Confidentiality Agreement and the other Ancilllary Agreements, and there are no representations, warranties, understandings or agreements with respect to the subject matter hereof other than those expressly set forth in this Bill of Sale, the Agreement, the Confidentiality Agreement and the other Ancilllary Agreements.

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16.           Headings.  Section headings are not to be considered part of this Bill of Sale, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Bill of Sale or any provision in it.

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IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this Bill of Sale as of the date first set forth above.

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SELLER:	SOUTHEAST TELEPHONE, INC.

By:

Title:

PURCHASER:	SE ACQUISITIONS, LLC

By:

Title:

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Exhibit C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment and Assumption Agreement”), dated as of ___________, 2010, is between (i) Southeast Telephone, Inc., a Kentucky corporation (“Assignor”), and (ii) SE Acquisitions, LLC, a Kentucky limited liability company (“Assignee”).

RECITALS

A.           This Assignment and Assumption Agreement is being entered into to effect the transactions contemplated by the Asset Purchase Agreement, dated the __ day of ________, 2010 (the “Agreement”), by and between Assignee, Assignor and Lightyear Network Solutions, Inc., f/k/a Libra Alliance Corporation, a Nevada corporation.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

17.           Definitions.  All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

18.           Assignment. Pursuant to the Agreement, Assignor hereby assigns, sells, transfers and sets over (the “Assignment”) to Assignee all of Assignor’s right, title, benefit, privileges and interest in and to the Purchased Contracts.

19.           Assumption. Pursuant to the Agreement, Assignee hereby (i) accepts the Assignment and (ii) assumes all of Assignor’s burdens, obligations and liabilities in connection with each of the Assumed Liabilities, and (iii) agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Assignor to be observed, performed, paid or discharged from and after the Closing, in connection with the Assumed Liabilities.

20.           Conflict.  This Assignment and Assumption Agreement is subject to all the terms and conditions of the Agreement.  No provision of this Assignment and Assumption Agreement shall be deemed to enlarge, alter or amend the terms or provisions of the Agreement.  Notwithstanding anything to the contrary set forth herein, if there is any conflict between the terms and conditions of this Assignment and Assumption Agreement and the terms and conditions of the Agreement, the terms and conditions of the Agreement shall control.

21.           Binding Effect.  This Assignment and Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

22.           Counterparts.  This Assignment and Assumption Agreement may be executed in one or more counterparts (including by means of facsimile or e-mail signature pages) and all such counterparts taken together shall constitute one and the same agreement.

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23.           Governing Law.  This Assignment and Assumption Agreement shall be governed by and construed according to the laws of the Commonwealth of Kentucky, without regard to or application of its conflict of laws rules.

24.           Entire Agreement.  All prior negotiations and agreements by and among the parties hereto with respect to the subject matter hereof are superseded by this Assignment and Assumption Agreement, the Agreement, the Confidentiality Agreement and the other Ancilllary Agreements, and there are no representations, warranties, understandings or agreements with respect to the subject matter hereof other than those expressly set forth in this Assignment and Assumption Agreement, the Agreement, the Confidentiality Agreement and the other Ancilllary Agreements.

25.           Headings.  Section headings are not to be considered part of this Assignment and Assumption Agreement, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Assignment and Assumption Agreement or any provision in it.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this Assignment and Assumption Agreement as of the date first set forth above.

ASSIGNOR:	SOUTHEAST TELEPHONE, INC.

By:

Title:

ASSIGNEE:	SE ACQUISITIONS, LLC

By:

Title:

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Exhibit D

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement (this “Intellectual Property Assignment Agreement”), dated as of ___________, 2010, is between (i) Southeast Telephone, Inc., a Kentucky corporation (“Assignor”), and (ii) SE Acquisitions, LLC, a Kentucky limited liability company (“Assignee”).

RECITALS

A.           This Intellectual Property Assignment Agreement is being entered into to effect the transactions contemplated by the Asset Purchase Agreement, dated the __ day of ________, 2010 (the “Agreement”), by and between Assignee, Assignor and Lightyear Network Solutions, Inc., f/k/a Libra Alliance Corporation, a Nevada corporation.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

26.           Definitions.  All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

27.           Assignment. Pursuant to the Agreement, Assignor hereby assigns, sells, transfers and sets over (the “Assignment”) to Assignee all of Assignor’s right, title, benefit, privileges and interest in and to all of the Purchased Assets that are Intellectual Property, including, without limitation, (i) all Intellectual Property, whether owned, licensed or otherwise held, and whether or not registrable, including, without limitation, the intellectual property listed on Exhibit A attached hereto, and (ii) all rights and benefits associated with the foregoing, including all rights to sue or recover for past, present and future infringement, misappropriation, dilution, unauthorized use or other impairment or violation of any of the foregoing, and all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing.

28.           Conflict.  This Intellectual Property Assignment Agreement is subject to all the terms and conditions of the Agreement.  No provision of this Intellectual Property Assignment Agreement shall be deemed to enlarge, alter or amend the terms or provisions of the Agreement.  Notwithstanding anything to the contrary set forth herein, if there is any conflict between the terms and conditions of this Intellectual Property Assignment Agreement and the terms and conditions of the Agreement, the terms and conditions of the Agreement shall control.

29.           Binding Effect.  This Intellectual Property Assignment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

30.           Counterparts.  This Intellectual Property Assignment Agreement may be executed in one or more counterparts (including by means of facsimile or e-mail signature pages) and all such counterparts taken together shall constitute one and the same agreement.

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31.           Governing Law.  This Intellectual Property Assignment Agreement shall be governed by and construed according to the laws of the Commonwealth of Kentucky, without regard to or application of its conflict of laws rules.

32.           Entire Agreement.  All prior negotiations and agreements by and among the parties hereto with respect to the subject matter hereof are superseded by this Intellectual Property Assignment Agreement, the Agreement, the Confidentiality Agreement and the other Ancilllary Agreements, and there are no representations, warranties, understandings or agreements with respect to the subject matter hereof other than those expressly set forth in this Intellectual Property Assignment Agreement, the Agreement, the Confidentiality Agreement and the other Ancilllary Agreements.

33.           Headings.  Section headings are not to be considered part of this Intellectual Property Assignment Agreement, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Intellectual Property Assignment Agreement or any provision in it.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this Intellectual Property Assignment Agreement as of the date first set forth above.

ASSIGNOR:	SOUTHEAST TELEPHONE, INC.

By:

Title:

ASSIGNEE:	SE ACQUISITIONS, LLC

By:

Title:

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Exhibit E

ASSIGNMENT AND ASSUMPTION OF REAL PROPERTY LEASES

This Assignment and Assumption of Real Property Leases (this “Assignment and Assumption of Real Property Leases”), dated as of ___________, 2010, is between (i) Southeast Telephone, Inc., a Kentucky corporation (“Assignor”), and (ii) SE Acquisitions, LLC, a Kentucky limited liability company (“Assignee”).

RECITALS

A.           This Assignment and Assumption of Real Property Leases is being entered into to effect the transactions contemplated by the Asset Purchase Agreement, dated the __ day of ________, 2010 (the “Agreement”), by and between Assignee, Assignor and Lightyear Network Solutions, Inc., f/k/a Libra Alliance Corporation, a Nevada corporation.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

34.           Definitions.  All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

35.           Assignment. Pursuant to the Agreement, Assignor hereby assigns, sells, transfers and sets over (the “Assignment”) to Assignee all of Assignor’s right, title, benefit, privileges and interest in and to the leases and subleases (collectively, the “Real Property Leases”) underlying the Leased Real Property, including, without limitation, the leases and subleases set forth on Exhibit A attached hereto.

36.           Assumption. Pursuant to the Agreement, Assignee hereby (i) accepts the Assignment and (ii) assumes all of Assignor’s burdens, obligations and liabilities in connection with each of the Real Property Leases, and (iii) agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Assignor to be observed, performed, paid or discharged from and after the Closing, in connection with the Real Property Leases.

37.           Conflict.  This Assignment and Assumption of Real Property Leases is subject to all the terms and conditions of the Agreement.  No provision of this Assignment and Assumption of Real Property Leases shall be deemed to enlarge, alter or amend the terms or provisions of the Agreement.  Notwithstanding anything to the contrary set forth herein, if there is any conflict between the terms and conditions of this Assignment and Assumption of Real Property Leases and the terms and conditions of the Agreement, the terms and conditions of the Agreement shall control.

38.           Binding Effect.  This Assignment and Assumption of Real Property Leases shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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39.           Counterparts.  This Assignment and Assumption of Real Property Leases may be executed in one or more counterparts (including by means of facsimile or e-mail signature pages) and all such counterparts taken together shall constitute one and the same agreement.

40.           Governing Law.  This Assignment and Assumption of Real Property Leases shall be governed by and construed according to the laws of the Commonwealth of Kentucky, without regard to or application of its conflict of laws rules.

41.           Entire Agreement.  All prior negotiations and agreements by and among the parties hereto with respect to the subject matter hereof are superseded by this Assignment and Assumption of Real Property Leases, the Agreement, the Confidentiality Agreement and the other Ancilllary Agreements, and there are no representations, warranties, understandings or agreements with respect to the subject matter hereof other than those expressly set forth in this Assignment and Assumption of Real Property Leases, the Agreement, the Confidentiality Agreement and the other Ancilllary Agreements.

42.           Headings.  Section headings are not to be considered part of this Assignment and Assumption of Real Property Leases, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Assignment and Assumption of Real Property Leases or any provision in it.

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IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this Assignment and Assumption of Real Property Leases as of the date first set forth above.

ASSIGNOR:	SOUTHEAST TELEPHONE, INC.

By:

Title:

ASSIGNEE:	SE ACQUISITIONS, LLC

By:

Title:

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Exhibit A

[To be completed]